UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MediaAlpha, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2022

Dear Stockholder:

You are invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of MediaAlpha, Inc., a Delaware corporation, which will be held on Wednesday, May 19, 2022 at 10:00 a.m., Pacific time. The annual meeting will be a virtual meeting via live webcast on the Internet. Stockholders may attend the annual meeting online by registering at www.proxydocs.com/MAX prior to the registration deadline of May 17, 2022 at 5:00 p.m. Eastern Time. The Annual Meeting will be held for the following purposes:

1.

To elect the three Class II director nominees named in the proxy statement to serve on our Board of Directors until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

4.	To approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of the Company’s named executive officers.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

Our Board of Directors has fixed the close of business on March 24, 2022 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. All such stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to vote by proxy prior to the meeting. If you attend the meeting, you may vote during the meeting even if you have voted by proxy.

We encourage you to access the virtual annual meeting before the start time of 10:00 a.m., Pacific Time, on May 19, 2022, to allow ample time for online access, which will begin at 9:45 a.m., Pacific Time. To attend the meeting, you will need to follow the instructions you receive via email after your successful registration as described above.

We make proxy materials available to our stockholders on the Internet. You can access proxy materials at www.proxydocs.com/MAX. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Los Angeles, CA	Jeffrey B. Coyne
April 5, 2022	General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2022: This proxy statement and our 2021 Annual Report to Stockholders are available at www.proxydocs.com/MAX

		Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING		1

PROPOSAL 1:	ELECTION OF DIRECTORS	7

BOARD COMPOSITION AND PRACTICES		10

CORPORATE GOVERNANCE AND BOARD STRUCTURE		10

PROPOSAL 2:	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	18

AUDIT COMMITTEE REPORT		20

PROPOSAL 3:	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2021	21

EXECUTIVE OFFICERS		22

COMPENSATION DISCUSSION AND ANALYSIS		23

EXECUTIVE COMPENSATION TABLES		34

PROPOSAL 4:	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	45

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT		46

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS		50

OTHER MATTERS		58

APPENDIX A - NON-GAAP FINANCIAL MEASURE		A-1

i

MediaAlpha, Inc.

700 South Flower Street, Suite 640

Los Angeles, CA 90017

PROXY STATEMENT

FOR OUR 2022 ANNUAL MEETING OF STOCKHOLDERS

to be held on May 19, 2022

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of MediaAlpha, Inc., a Delaware corporation, for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 19, 2022, at 10:00 a.m., Pacific time, solely over the Internet in a virtual-only format, or at any postponement or adjournment of the Annual Meeting. References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to MediaAlpha, Inc., unless the context otherwise requires. Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 5, 2022, which is also the date by which these materials will be posted.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock and Class B common stock at the close of business on March 24, 2022, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock or our Class B common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

•

Proposal 1: the election of the three Class II director nominees named in this proxy statement to serve on our Board until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	Proposal 3: the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for fiscal 2021; and

•	Proposal 4: the approval, on a non-binding advisory basis, of the frequency with which to hold future advisory votes on the compensation of the Company’s named executive officers.

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof. Management is not currently aware of any other matters that will be presented for consideration at the Annual Meeting.

What constitutes a quorum?

A quorum is the number of shares of capital stock of a corporation that must be present in person or represented by proxy in order to transact business at a meeting of our stockholders. The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As of March 24, 2022, the record date, there were 41,536,265 shares of our Class A common stock outstanding and entitled to vote and 19,561,718 shares of our Class B common stock outstanding and entitled to vote.

Each share of Class A common stock and Class B common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

As a result of voting agreements contained in our stockholders’ agreement described below under “Can certain principal stockholders of our common stock determine the outcome of the proposals,” we expect to have a quorum established for the Annual Meeting.

What vote is required to approve each proposal?

The approval of each of Proposal 1, Proposal 2 and Proposal 3 requires the affirmative vote of a majority of votes cast by the holders of our Class A common stock and Class B common stock present in person or by proxy at our Annual Meeting and entitled to vote for the proposal to be approved, voting together as one class. For Proposal 4, stockholders are entitled to vote for one of the three provided choices: every one, two or three years, or abstain from voting. If none of these frequency alternatives receives a majority of the votes properly cast, we will consider the frequency that receives the highest number of votes properly cast to be the frequency that has been selected by our stockholders.

Can certain principal stockholders of our common stock determine the outcome of the proposals?

We are party to a stockholders’ agreement, dated October 27, 2020, with White Mountains Investments (Luxembourg) S.à r.l, together with any of its permitted affiliate transferees (collectively, “White Mountains”); Insignia QL Holdings, LLC and Insignia A QL Holdings, LLC, together with any of their permitted affiliate transferees (collectively, “Insignia”); and Steven Yi, Eugene Nonko and Ambrose Wang, together with their respective holding vehicles and permitted affiliate transferees (collectively, the “Founders”). These stockholders collectively own a majority of the voting power of our outstanding common stock. The stockholders’ agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders’ agreement, these stockholders are entitled to nominate a majority of the members of our Board. In addition, these stockholders have agreed in the stockholders’ agreement to vote for each other’s Board nominees. Because each of the director nominees standing for reelection at the Annual Meeting has been nominated by a stockholder in accordance with our stockholders’ agreement, each of these stockholders has agreed to vote in favor of all director nominees. Because these stockholders represent a majority of the voting power of our outstanding common stock, we expect each director nominee to be elected.

What effect do abstentions and “broker non-votes” have on the proposals?

An “abstention” will occur at the Annual Meeting if your shares of Class A common stock are deemed to be present at the Annual Meeting, either because you attend the Annual Meeting or because you have properly completed and returned a proxy, but you do not vote on a proposal or other matter which is required to be voted on by our stockholders at the Annual Meeting. Properly executed proxy cards that are marked “abstain” on any proposal will be treated as abstentions for that proposal.

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at his/her discretion. Under current New York Stock Exchange (“NYSE”) rules and interpretations that govern broker non-votes, Proposal 1, Proposal 3 and Proposal 4 are considered non-discretionary matters, and a broker will lack the authority to vote uninstructed shares at his/her discretion on these proposals. Proposal 2 is considered a discretionary matter, and a broker will be permitted to exercise his/her discretion to vote uninstructed shares on this proposal.

Abstentions and broker non-votes are not considered votes cast and will have no effect on the vote for either Proposal 1, Proposal 2 or Proposal 3.

What is a virtual-only Annual Meeting?

The Annual Meeting will be held in a virtual-only meeting format, via live video webcast that will provide stockholders with the ability to participate in the Annual Meeting, vote their shares and ask questions. Stockholders of record and beneficial owners as of the close of business on the record date of March 24, 2022 will have the ability to submit questions and vote electronically at the Annual Meeting via the virtual-only meeting platform.

Why is the Annual Meeting being held virtually?

We are implementing a virtual-only meeting format in order to leverage technology to enhance stockholder access to the Annual Meeting by enabling attendance and participation from any location around the world. We believe that the virtual-only meeting format will give stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and believe that these measures will enhance stockholder access and encourage participation and communication with our Board of Directors and management.

We believe a virtual-only meeting format facilitates stockholder attendance and participation by enabling all stockholders to participate fully and equally, and without cost, using an Internet-connected device from any location around the world. In addition, the virtual-only meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location, and enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic.

How do I attend the virtual Annual Meeting?

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 24, 2022, the record date, may attend and participate in the Annual Meeting, including voting and asking questions during the virtual Annual Meeting. You will not be able to attend the Annual Meeting physically in person.

In order to attend the Annual Meeting, you must register at www.proxydocs.com/MAX prior to the registration deadline of May 17, 2022 at 5:00 p.m. Eastern time. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting.

As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

On the day of the Annual Meeting, May 19, 2022, stockholders may begin to log in to the virtual-only Annual Meeting 15 minutes prior to the Annual Meeting. The Annual Meeting will begin promptly at 10:00 a.m., Pacific time.

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instructional email.

Will I be able to ask questions at the Annual Meeting?

Our virtual Annual Meeting will allow stockholders to submit questions in advance during the registration period prior to the Annual Meeting. During the Annual Meeting, we will respond to appropriate questions submitted by stockholders.

We will answer as many stockholder-submitted questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How do I vote at the Annual Meeting?

Voting at the Annual Meeting. Only stockholders and persons holding proxies from stockholders may attend our virtual-only Annual Meeting. If you hold your shares in your own name as a holder of record with our transfer agent, Computershare, and attend the Annual Meeting, you may vote at the virtual-only Annual Meeting. If your shares are held by a Nominee, that is, in “street name,” and you wish to vote at the virtual-only Annual Meeting, you will need to obtain a “legal proxy” from the Nominee that holds your shares of record. To attend the Annual Meeting and vote your shares, you must register for the Annual Meeting and provide the control number located on your Notice or proxy card. See “How do I attend the virtual Annual Meeting” above for further information.

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, you have received a copy of proxy materials by mail. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. To vote online, follow the instructions in the Notice or on your proxy card. You must have the stockholder identification number provided in your proxy card.

•	Vote by telephone. To vote by telephone, follow the instructions on your proxy card. You must have the stockholder identification number provided in your proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or other Nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

Two of our officers, Patrick Thompson and Jeffrey Coyne, have been designated by our Board as proxies for voting on matters brought before the annual meeting. Each proxy properly received by us prior to the annual meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance of the Annual Meeting as described above so that your vote will be counted if you later decide not to attend or are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•

FOR the election of David Lowe, Jennifer Moyer and Steven Yi as Class II directors to serve on our Board until our 2025 annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers for fiscal 2021; and

•	EVERY THREE YEARS as the frequency with which to hold future advisory votes on the compensation of our named executive officers.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address, provided that such notice is received by no later than May 18, 2022;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the Annual Meeting; or

•	attending and voting at the Annual Meeting.

Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee (each, a “Nominee”), that is, in “street name,” only that Nominee can revoke your proxy on your behalf. You may revoke a proxy for shares held by a Nominee by submitting new voting instructions to the Nominee or, if you have obtained a legal proxy from the Nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting.

Who will count the votes?

We have retained Mediant Communications to tabulate the votes and serve as the independent inspector of elections for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will publish the final results of the voting in a Current Report on Form 8-K within four business days of the Annual Meeting.

What other information should I review before voting?

We are making this proxy statement, and our Annual Report on Form 10-K for our fiscal year ended December 31, 2021, available to all stockholders of record on the record date for the Annual Meeting for the first time on or about April 5, 2022. On such date, we are mailing to each stockholder of record on the record date for the annual meeting either a Notice Regarding the Availability of Proxy Materials informing the stockholder of how to electronically access a copy of this proxy statement and our Annual Report on Form 10-K and how to vote online (the “Notice”), or printed copies of such materials, if printed copies have been previously requested by the stockholder. If any stockholder who receives a Notice would like to receive printed copies of such materials, such printed copies may be requested by following the instructions contained in the Notice and will be provided free of charge.

You may obtain, free of charge, copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which contains additional information about the Company, by visiting our website at www.mediaalpha.com or by directing your request in writing to MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017, Attention: Investor Relations. We will also furnish any exhibit to such Annual Report on Form 10-K if specifically requested in writing. Our Annual Report on Form 10-K is not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who will pay for the cost of this proxy solicitation?

We will bear all expenses incurred in connection with this solicitation. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide certain beneficial owners of our shares held in “street name” access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at www.proxydocs.com/MAX. If you did not receive a paper copy of the proxy materials, the materials sent to you by your broker, nominee or other organization include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by e-mail.

In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by e-mail on an ongoing basis. Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board consists of up to ten directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors will be fixed from time to time by resolution of the Board. Our Board currently consists of nine members, divided into three classes. The current term of office of our Class II Directors expires at the Annual Meeting, while the term for our Class I Directors expires at the 2024 annual meeting and the term for our Class III Directors expires at the 2023 annual meeting. There is no limit on the number of terms a director may serve on our Board.

Pursuant to our stockholders’ agreement with White Mountains, Insignia and the Founders, for so long as each of White Mountains, Insignia and the Founders owns a number of shares of our common stock equal to at least 12.5% of our issued and outstanding shares of common stock as of the closing of our initial public offering (the “IPO”), such stockholder will be entitled to nominate two directors to serve on our Board. When such stockholder owns a number of shares of our common stock equal to less than 12.5% but at least 5% of our issued and outstanding shares of common stock as of the closing of the IPO, such stockholder will be entitled to nominate one director. Pursuant to these provisions, White Mountains has designated Christopher Delehanty and Jennifer Moyer, Insignia has designated Anthony Broglio and David Lowe, and the Founders have designated Eugene Nonko and Steven Yi. White Mountains, Insignia and the Founders have also agreed in the stockholders’ agreement to vote for each other’s Board nominees.

Directors Nominated for Election at the Annual Meeting

Upon unanimous recommendation by the Nominating and Corporate Governance Committee of the Board, the Board proposes that the following nominees, David Lowe, Jennifer Moyer and Steven Yi, each a current Class II Director, be elected for new terms extending until the 2025 annual meeting and until their successors are duly elected and qualified as Class II Directors.

Name	Principal Occupation	Age	Director Since
David Lowe	Chief Executive Officer, Insignia	62	2020

Jennifer Moyer	Chief Administrative Officer, White Mountains Capital	51	2020

Steven Yi	Chief Executive Officer, MediaAlpha, Inc.	51	2020

David Lowe was appointed director of the Company upon the completion of the IPO. Mr. Lowe is a founding Partner and Chief Executive Officer of Insignia Capital Group, a San Francisco Bay Area private equity firm focused on lower middle-market companies. Insignia has owned a minority stake in QL Holdings LLC since 2019 and is a stockholder of the Company. Prior to co-founding Insignia in 2012, Mr. Lowe was a co-founder and Vice Chairman of Friedman Fleischer & Lowe, a San Francisco-based private equity firm with over $2.5 billion under management. During his 13 years at Friedman Fleischer & Lowe, Mr. Lowe was on the Investment Committee and served as Chairman of the boards of directors of Guardian Home Care Holdings, Discovery Foods, Church’s Chicken, Benevis, GeoVera Insurance Group Holdings, and Advanced Career Technologies, as well as a director at DPMS, SteelPoint Technologies, and Korn/Ferry International. Mr. Lowe currently serves as Chairman of the boards of Tillamook Country Smoker and Century Snacks. Mr. Lowe received a B.A. with Honors from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Lowe is qualified to serve on our Board of Directors because of his financial expertise and management experience.

Jennifer Moyer was appointed director of the Company upon the completion of the IPO and serves as the chair of the Nominating and Corporate Governance Committee. Ms. Moyer has been the Chief Administrative Officer of White Mountains, a financial services holding company, since 2017. White Mountains has owned a stake in QL Holdings LLC since 2014 and is a stockholder of the Company. Prior to joining White Mountains, Ms. Moyer worked at Goldman Sachs for 23 years in a variety of leadership roles including Chief of Staff for Asia Pacific Ex-Japan and Managing Director in Human Capital Management for Asia Pacific. Ms. Moyer received a B.A. in Social Anthropology from Harvard College and an M.B.A. from the Tuck School of Business at Dartmouth. Ms. Moyer is qualified to serve on our Board of Directors because of her experience as a senior executive with management expertise, as well as her human capital management and corporate governance experience.

Steven Yi has served as the Chief Executive Officer of the Company (including its predecessor) since June 2011. Prior to joining the Company, Mr. Yi co-founded and served as the Chief Executive Officer of Fareloop LLC, a travel comparison website, from 2009 to 2011, and served as Senior Vice President and General Manager, Marketing Services, at Oversee.net, a technology-driven media company that owned and operated a portfolio of consumer and business-to-business properties, from 2007 to 2009. Mr. Yi received his undergraduate degree in East Asian Studies from Harvard University and his J.D. from Harvard Law School.

Unless otherwise instructed, each proxy received by us will be voted in favor of the election of the nominees named above as directors. Each of the nominees has consented to serve if elected. All of our director nominees are current members of our Board. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board.

The Board unanimously recommends a vote FOR the election of each of the three director nominees named above.

Other Continuing Directors

The following directors will continue to serve on our Board after the Annual Meeting:

Name	Principal Occupation	Age	Class	Term Expires	Director Since
Venmal (Raji) Arasu	Chief Technology Officer, Autodesk	52	III	2023	2020

Anthony Broglio	Partner, Insignia Capital Group	47	I	2024	2020

Christopher Delehanty	Head of Corporate Development and M&A, White Mountains Capital	39	I	2024	2020

Lara Sweet	Former Chief People Officer, Snap, Inc.	47	III	2023	2020

Kathy Vrabeck	Chief Strategy Officer, The Beachbody Company	58	III	2023	2020

Eugene Nonko	Chief Technology Officer, MediaAlpha, Inc.	41	I	2024	2020

Venmal (Raji) Arasu was appointed director of the Company upon the completion of the IPO. Since April 2021, Ms. Arasu has served as Executive Vice President and Chief Technology Officer of Autodesk, Inc., a leader in 3D design, engineering, and entertainment software and services. From January 2016 to April 2021, Ms. Arasu was Senior Vice President, Intuit Platform of Intuit Inc., a business and financial software company that develops and sells financial, accounting, tax preparation software, and related services for small businesses, accountants, and individuals. Ms. Arasu previously served as the Chief Technology Officer for StubHub, Inc., the online and mobile ticketing marketplace subsidiary of eBay Inc., from November 2011 to January 2016. At eBay, she served as the Vice President of Engineering from 2008 to 2011, and in other positions of increasing authority from 2001 to 2008. She has served as one of NIC Inc.’s directors since 2015. Ms. Arasu holds a B.S. in Computer Engineering from Pune University, Pune, India. Ms. Arasu is qualified to serve on the Board of Directors because of her engineering expertise and her technology, business strategy and management experience.

Anthony Broglio was appointed director of the Company in July 2020 and prior to the IPO served as director of QL Holdings LLC. Mr. Broglio is a founding Partner at Insignia Capital Group, a San Francisco Bay Area private equity firm focused on lower middle-market companies. Insignia has owned a minority stake in QL Holdings LLC since 2019 and is a stockholder of the Company. Prior to co-founding Insignia in 2012, Mr. Broglio worked as a Principal and member of the executive committee of Lake Capital, a Chicago-based private equity fund with over $1.3 billion under management. During his more than nine years with Lake Capital, Mr. Broglio served on the boards of twelve portfolio companies. Mr. Broglio received a B.S. in Finance from the University of Colorado and an M.B.A. with Honors from the University of Chicago Booth School of Business. Mr. Broglio is qualified to serve on our Board of Directors because of his financial expertise and management and board experience.

Christopher Delehanty was appointed director of the Company in July 2020 and prior to the IPO served as a director of QL Holdings LLC. Mr. Delehanty is Head of Corporate Development and M&A at White Mountains Capital, where he focuses on the company’s direct investing and merger and acquisition activity in the insurance and financial services sectors. White Mountains has owned a stake in QL Holdings LLC since 2014 and is a stockholder of the Company. Prior to joining White Mountains in 2009, Mr. Delehanty worked in private equity and investment banking at Alta Communications and UBS Investment Bank. Mr. Delehanty currently sits on the board of NSM Insurance Group, a full-service managing general underwriter and program administrator for specialty property & casualty insurance. Mr. Delehanty received his B.S. in Finance from Boston College. Mr. Delehanty is qualified to serve on our Board of Directors because of his financial expertise and management and board experience.

Eugene Nonko has served as the Chief Technology Officer of the Company (including its predecessor) since June 2011. Prior to joining the Company, Mr. Nonko served as Vice President, Research and Development at Oversee.net, a technology-driven media company that owned and operated a portfolio of consumer and business-to-business properties, from 2004 to 2010, and served as a Software Engineer at Microsoft, a leading multinational technology company, from 2001 to 2004. Mr. Nonko received his B.S. and M.S. in Information Technology and Economics from Altai State Technical University.

Lara Sweet was appointed director of the Company upon the completion of the IPO and serves as the chair of the Audit Committee. From May 2019 to June 2021, Ms. Sweet served as the Chief People Officer at Snap Inc., a camera company and owner of the application Snapchat. Prior to that, Ms. Sweet served as Snap’s interim Chief Financial Officer from January 2019 to May 2019, as Chief Accounting Officer from October 2017 to September 2019, and as Controller from June 2016 to October 2017. Prior to Snap, Ms. Sweet worked at AOL, Inc. for over six years, most recently serving as Controller and Chief Accounting Officer from November 2014 to June 2016. Prior to that, Ms. Sweet served as AOL’s Vice President, Internal Audit from April 2014 to November 2014 and Vice President and Assistant Controller from August 2011 to April 2014. Ms. Sweet holds a B.S. in Accounting from George Mason University. Ms. Sweet is qualified to serve on our Board of Directors because of her financial expertise and management experience.

Kathy Vrabeck was appointed director of the Company upon the completion of the IPO and serves as the chair of our Board of Directors as well as the chair of the Compensation Committee. Since April 2021, Ms. Vrabeck has served as Chief Strategy Officer of The Beachbody Company, a leading health and wellness solutions company. Prior to that, from October 2015 to April 2021, Ms. Vrabeck was a Senior Client Partner in the Los Angeles office of Korn Ferry, a global talent and organizational advisory firm, where she led Korn Ferry’s Consumer Digital sector. Prior to that, she was a Partner at Heidrick & Struggles International, Inc., an executive search firm, where she served as both Global Sector Leader of their Media, Entertainment and Digital practice and partner-in-charge of the Los Angeles office. Prior to that, Ms. Vrabeck was with Legendary Entertainment, a media company, from March 2009 to March 2011 where she served as President, Legendary Digital and was responsible for the creation, management and delivery of digital entertainment, with a focus on video games, across current and next- generation platforms. From May 2007 to November 2008, Ms. Vrabeck was with Electronic Arts, Inc., a developer, marketer, publisher and distributor of video games (“EA”), where she served as President, EA Casual Entertainment. Ms. Vrabeck received a bachelor’s degree in French and economics from DePauw University and an M.B.A. from Indiana University. Ms. Vrabeck is qualified to serve on our Board of Directors because of her expertise in digital media and her management and board experience.

Other Directorships

Ms. Arasu previously served on the board of directors of one other publicly reporting company, NIC Inc., from May 2015 to April 2021. Ms. Vrabeck has served on the board of directors of one other publicly reporting company, UTA Acquisition Corp., since July 2021, and previously served on the board of directors of one other publicly reporting company, GameStop, Inc., from July 2012 to June 2021. No other director of the Company currently serves, or during the past five years has served, on the board of directors of any other publicly reporting company or investment company.

BOARD COMPOSITION AND PRACTICES

Ensuring the Board is composed of directors who possess a wide variety of relevant skills, professional experience and backgrounds, bring diverse viewpoints and perspectives, and effectively represent the long-term interests of shareholders is a top priority of the Board and the Nominating and Corporate Governance Committee.

•	78% of our Board members are independent directors;

•	44% of our Board members are women;

•	22% of our Board members are racially and/or ethnically diverse;

•	the Board and each of its Committees are chaired by women;

•

the Board and the Nominating and Corporate Governance Committee regularly evaluate the size and composition of the Board to ensure appropriate alignment with the Company’s evolving business and strategic needs; and

•	the Board conducts an annual self-assessment of the Board and its Committees to evaluate effectiveness.

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chair of the Board, Chief Executive Officer and presiding director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. The Board reviews these corporate governance guidelines annually and whenever circumstances warrant.

Board Leadership Structure

Our Board leadership structure includes an independent, non-executive Chair of the Board, Kathy Vrabeck. Periodically, our Nominating and Corporate Governance Committee assesses this role and the Board leadership structure to ensure the interests of the Company and its stockholders are best served. Our Board has determined that its current structure is in the best interests of the Company and its stockholders at this time.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees is independent under the listing standards of the NYSE: Venmal (Raji) Arasu, Anthony Broglio, Christopher Delehanty, David Lowe, Jennifer Moyer, Lara Sweet and Kathy Vrabeck. Our Board also determined that Venmal (Raji) Arasu, Lara Sweet and Kathy Vrabeck, who serve on our Audit Committee, satisfy the independence standards for that committee established by the SEC and the rules of the NYSE, and that Venmal (Raji) Arasu, Anthony Broglio, Christopher Delehanty, Lara Sweet and Kathy Vrabeck, who serve on our Compensation Committee, satisfy the independence standards for that committee established by the SEC and the rules of the NYSE. In making such determinations, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director and any institutional stockholder with which he or she is affiliated.

Controlled Company

Certain of our existing investors that are party to a stockholders’ agreement with us own a majority of the voting power of our outstanding common stock. Accordingly, we are considered a “controlled company” under the NYSE rules. Under these rules, as a “controlled company” we are exempted from certain corporate governance requirements, including the requirements that, within one year of the date of listing of our Class A common stock (i) we have a board that is composed of a majority of “independent directors” as defined under the NYSE rules; and (ii) we have a compensation committee and a nominating and corporate governance committee that are composed solely of independent directors.

We intend to continue to take advantage of certain of these exemptions for so long as we continue to qualify as a “controlled company.” Currently, a majority of the members of our Board are independent directors under the NYSE rules, our Compensation Committee is comprised solely of independent directors, and our Nominating and Corporate Governance Committee is comprised of a majority of independent directors. These exemptions do not modify the independence requirements for our Audit Committee, and we intend to continue to comply with the applicable requirements of the NYSE and the Sarbanes-Oxley Act related to the independence of the Audit Committee, which require that our Audit Committee be composed of at least three members, all of whom must be independent.

Board’s Role in Risk Oversight

Management continually monitors the material risks we face, including financial risk, strategic risk, enterprise and operational risk, legal, regulatory and compliance risk and reputational risk. The Board, as a whole and at the committee level, has an active role in, and is responsible for, exercising oversight of management’s identification and management of, and planning for, those risks. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. Our Board performs these functions in a number of ways, including the following:

•

at its regularly scheduled meetings, the Board receives updates on our business operations, financial results, committee activities, strategy and personnel, and discusses risks related to the business;

•

the Audit Committee assists the Board in its oversight of risk management by monitoring our financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies, if any, as well as by discussing with management our policies regarding financial risk management, including major risk exposures, and the steps management has taken to monitor and mitigate such exposures, including the Company’s risk assessment and risk management policies;

•	the Compensation Committee assists the Board by evaluating potential risks related to our compensation programs and policies;

•

the Nominating and Corporate Governance Committee assists the Board by monitoring corporate governance and reputational risks relating to our company, including risks relating to the independence of our Board, as well as by evaluating the performance of and succession planning for our executive leadership team; and

•

through management updates and committee reports, the Board monitors our risk management activities, including risks relating to our compensation programs, operational, financial, legal, compliance, cybersecurity and reputational risks, as well as sustainability matters.

We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

Like other companies in our industry, we have assessed and continue to assess the impact of COVID-19 on our business. Our Board has been actively engaged with management in monitoring the market developments and other effects of the COVID-19 pandemic. During this time, our commitment to the health and safety of our employees and their families has been a guiding priority. To support our employees during this time, we expanded and encouraged remote work, introduced protocols and practices that emphasized employee well-being, and regularly solicited feedback from our employees.

Meetings of Board of Directors and Committees

The Board met five times during 2021. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting; however, generally, we expect that all directors will attend such meetings.

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session at least once a year. In accordance with such guideline, the Board regularly schedules executive sessions. The executive sessions are chaired by our Chair of the Board and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Committees of Our Board

Our Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each committee operates under a written charter adopted and reviewed annually by our Board, which satisfy the applicable standards of the SEC and NYSE. The current charters for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.investors.mediaalpha.com/governance. We will also provide electronic or paper copies of the standing committee charters free of charge, upon request made to our Secretary. The principal functions of each committee are briefly described below. Our Board may establish other committees from time to time as deemed appropriate by our Board based on the needs of our Board and the company.

Audit Committee

Our Audit Committee was constituted immediately prior to the IPO and currently consists of Lara Sweet (Chair), Venmal (Raji) Arasu, and Kathy Vrabeck. Our Board has affirmatively determined that each member of the Audit Committee meets the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. The Audit Committee met seven times during 2021.

Our Audit Committee has the responsibility to, among other things:

•	review and evaluate our annual and quarterly financial statements and reports, and discuss these statements and reports with our independent registered public accounting firm and management;

•	assess the independence and qualifications of, appoint and, where appropriate, replace our independent registered public accounting firm;

•	evaluate the performance of our independent registered public accounting firm;

•

review the proposed scope and results of the audit, and serve as the primary point of contact with our independent registered public accounting firm through the audit process with respect to key audit matters;

•	review and pre-approve audit and non-audit fees and services;

•

review accounting and financial controls with our independent registered public accounting firm and our financial and accounting staff, and oversee any the process of addressing any issues that arise with respect to the scope, adequacy and effectiveness of these controls;

•	assess and oversee the implementation of new accounting standards with management and our independent registered public accounting firm;

•	review and approve transactions between us and our directors, officers and affiliates;

•	recognize and prevent prohibited non-audit services;

•	establish procedures for complaints received by us regarding accounting and financial reporting matters;

•	oversee internal audit functions; and

•	review and evaluate our primary risk exposures.

Our Board has determined that Lara Sweet is an “audit committee financial expert” as defined by applicable SEC rules.

Compensation Committee

Our Compensation Committee was constituted immediately prior to the IPO and currently consists of Kathy Vrabeck (Chair), Venmal (Raji) Arasu, Anthony Broglio, Christopher Delehanty and Lara Sweet. Our Board has determined that each member of the Compensation Committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The Compensation Committee met five times during 2021.

Our Compensation Committee has the responsibility to, among other things:

•	review and determine the compensation arrangements for our executive officers;

•	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

•	administer our stock incentive plans;

•	evaluate and make recommendations to our Board regarding the compensation of our Board and itscommittees;

•	evaluate the potential risks related to our compensation programs;

•	review our strategies, policies, and/or effects related to pay equity and human capital management; and

•	review the independence of any compensation advisers engaged by our Compensation Committee.

Except as prohibited by law, applicable regulations of the NYSE, our amended and restated certificate of incorporation or our amended and restated by-laws, the Compensation Committee may delegate its responsibilities to subcommittees or individuals.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was constituted immediately prior to the IPO and currently consists of Jennifer Moyer (Chair), David Lowe, Kathy Vrabeck and Steven Yi. The Nominating and Corporate Governance Committee met four times during 2021. Our Nominating and Corporate Governance Committee has the responsibility to, among other things:

•	identify, evaluate and make recommendations to our Board regarding prospective director nominees;

•	oversee the evaluation of our Board and its committees;

•	review developments in corporate governance practices;

•	review our corporate governance guidelines and evaluate the adequacy of our corporate governance practices and reporting;

•	evaluate the performance of, and review succession plans for, our Chief Executive Officer and other executive management;

•	oversee management’s efforts with respect to environmental, social and governance (“ESG”) matters and other corporate social responsibility matters;

•	review and make recommendations to our Board regarding proposed amendments to our certificate of incorporation and by-laws; and

•	review and make recommendations to our Board regarding stockholder proposals.

As a “controlled company” under the NYSE rules, we are exempt from the requirement that within one year of the date of listing of our Class A common stock, we have a nominating and governance committee that is comprised solely of independent directors. However, each of the members of our Nominating and Corporate Governance Committee listed above, other than Mr. Yi, are independent directors.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Chair Kathy Vrabeck, our non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017. Such correspondence will be relayed to the appropriate director or directors as appropriate. Stockholders may communicate with Mr. Nonko and/or Mr. Yi, the Board’s employee directors, by sending a letter addressed to one or both of them at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, CA 90017.

Consideration of Director Candidates

The Nominating and Corporate Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 72;

•	Demonstrated reputation for integrity, judgment, acumen, and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•

An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chair of the Board and Chief Executive Officer.

The Nominating and Corporate Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of backgrounds and viewpoints represented on the Board and committee membership requirements. The Nominating and Corporate Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Corporate Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional backgrounds and experiences.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed on page 59 of this proxy statement.

Board Self-Evaluation Process

Pursuant to New York Stock Exchange requirements, the Board’s Corporate Governance Guidelines and the charters of each of the Board’s committees, the Board and each of its committees are required to conduct self-evaluations of their performance. The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance. These self-evaluations, which are conducted annually, are intended to facilitate a candid assessment and discussion by the Board and each committee of its effectiveness as a group in fulfilling its responsibilities, evaluating its performance and identifying areas for improvement. Each director is expected to participate and provide feedback on a range of topics, including: the Board and committee agendas; meetings; practices and dynamics; Board refreshment; committee structure, membership and leadership; the flow of information to and from the Board and its committees; management succession planning; and shareholder engagement.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines to align the interests of our directors and executive officers with those of our shareholders. The guidelines provide that (a) non-employee directors should each own MediaAlpha stock with a value of at least five times the annual cash retainer for non-employee directors, excluding any additional retainer based on committee memberships or chairships, (b) our Chief Executive Officer and Chief Technology Officer should each own MediaAlpha stock with a value of at least six times his annual base salary, (c) our Chief Financial Officer should own MediaAlpha stock with a value of at least three times his annual base salary, and (d) other executive officers should each own MediaAlpha stock with a value of at least two times his or her annual base salary. The guidelines further provide that each such director or executive officer must retain 75% of all shares of MediaAlpha stock acquired from the exercise or settlement of equity awards (calculated on an after-tax basis and disregarding any shares of MediaAlpha stock surrendered or sold to cover any applicable exercise price or tax obligation) until such executive has satisfied the requirements of the guidelines.

Corporate Responsibility

Environmental, Social and Governance

We are committed to growing our business in a sustainable and socially responsible manner. We have recently commenced an initiative to assess our environmental, social and governance (“ESG”) related practices and disclosures, to identify ESG priorities that align with this commitment and our business strategy, and to develop and implement action plans to advance our practices in thse important areas. We are also committed to transparency, and intend to align our disclosures and objectives with leading ESG reporting frameworks.

Diversity, Equity and Inclusion

We are committed to fostering, cultivating, and maintaining a culture of diversity, equity and inclusion. Our philosophy and actions are built on the premise that as an employer and citizens of our communities, we can create opportunities for lasting change. We take a multi-tiered approach to our diversity, equity and inclusion (“DEI”) practices. We continue to expand our recruiting efforts through employer partnerships and targeted events to diversify our candidate pipeline. Our employee benefits package is tailored to meet a variety of our employees’ needs, including a generous parental leave, open paid time-off, and a charitable giving program for employees to support causes and organizations that have special meaning to them. During the COVID-19 pandemic, we have offered employees the flexibility they need to balance their personal and work lives, and have provided resources and support in order to work as productively, independently, and innovatively as possible. Our core values speak to the importance of individuality, transparency, and challenging ourselves to actively learn and grow together. We will be offering discussion sessions and foundational DEI training to further promote awareness and acceptance. As we look ahead, we will continue to assess our company practices with the intent of creating sustainable programs over the long-term, recognizing the importance of prioritizing progress over perfection.

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics (the “Code of Ethics”), which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to our Corporate Secretary or on our website at www.mediaalpha.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law.

Anti-Hedging and Anti-Pledging Policy

None of our executives have engaged in any hedging transactions with respect to our stock and none of our executives have engaged in any pledging transactions with respect to our stock.

Under our policies no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. We also have an anti-pledging policy whereby, no director, officer or employee may pledge Company securities, unless the pledge has been approved by the Audit Committee.

Director Compensation for Fiscal Year 2021

The following table summarizes the compensation earned by, or awarded or paid to, those directors who, for the year ended December 31, 2021, were compensated for their service as directors. None of the other directors (i.e., those not listed in the table) earned, were awarded or were paid any compensation from us for the year ended December 31, 2021, for their service as directors.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Venmal (Raji) Arasu	57,500	175,000	232,500
Lara Sweet	67,500	175,000	242,500
Kathy Vrabeck	78,333	175,000	253,333

(1)	Reflects the cash retainers paid to such director for service on our Board and committees during 2021.
(2)

Represents the aggregate grant date fair value of the annual RSU award granted on October 14, 2021. Each such award was for 8,163 RSUs, with a grant date value of $175,000, and will vest in full on the earlier of (a) the one year anniversary of the date of grant and (b) the date of the Company’s 2022 Annual Meeting of Stockholders, subject to continued service through the applicable vesting date.

Under the Company’s director compensation policy, each non-employee director is entitled to:

•	an annual cash retainer of $40,000, payable quarterly in arrears;

•	annual equity-based compensation of $175,000 in the form of RSUs, subject to the terms described below; and

•

for new non-employee directors who join our Board of Directors, an initial, one-time equity award of $300,000 in the form of RSUs, granted as of the time of their appointment, which vest quarterly over three years following the date of grant, subject to continued service through the applicable vesting date.

Annual equity awards will be granted to each director as of the date of each annual stockholder meeting, prospectively for the year of service following the annual stockholder meeting, and will vest on the earlier of (x) the one-year anniversary of the grant date and (y) the following year’s annual stockholder meeting, subject to continued service. Any non-employee director who joins our Board of Directors mid-year will receive prorated annual cash retainers during the director’s first year of service.

In addition, our director compensation policy provides for annual retainers for the chairperson of our Board of Directors, lead independent director (if applicable), committee chairs and committee members, in the following amounts:

•	$25,000 for the chair;

•	$20,000 for the lead independent director (if not the chair);

•	$20,000 for the chair of our Audit Committee;

•	$15,000 for the chair of our Compensation Committee;

•	$10,000 for the chair of our Nominating and Corporate Governance Committee;

•	$10,000 for each member of the Audit Committee, other than the chair;

•	$7,500 for each member of the Compensation Committee, other than the chair; and

•	$5,000 for each member of the Nominating and Corporate Governance Committee, other than the chair.

Members of our Board of Directors who are representatives of White Mountains and Insignia have each agreed, subject to annual confirmation and provided that the Company remains a controlled company, to waive fees that would have been due to them under our director compensation policy in respect of their services on our Board of Directors and committees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our auditor since 2017 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions submitted by stockholders.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person or represented by proxy is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fee Disclosure

The following is a summary of the fees billed by PricewaterhouseCoopers LLP for professional services rendered for us for the fiscal years ended December 31, 2021 and 2020

	2021	2020
Audit Fees	$4,215,000	$6,114,500
Audit-Related Fees	—	—
Tax Fees	—	80,000
All Other Fees	5,400	5,000

Total	$4,220,400	$6,199,500

Audit Fees

“Audit Fees” include fees billed for professional services rendered in connection with the integrated audit of our annual consolidated financial statements, performance of interim reviews of our quarterly consolidated financial statements, issuances of consents, and similar matters. Audit Fees for fiscal year 2021 also include services incurred in connection with registration statements filed with SEC and the audit of our internal control over financial reporting. Audit fees for fiscal year 2020 also include fees for services incurred in connection with the IPO, including the 2020 audits of Guilford Holdings, Inc. and MediaAlpha, Inc. on a standalone basis, and non-recurring transactions closed in 2020.

Audit-Related Fees

“Audit-Related Fees” consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements, and are not reported under “Audit Fees”. For fiscal years 2021 and 2020, there were no Audit-Related Fees incurred.

Tax Fees

“Tax Fees” consist of fees and related expenses for professional services for domestic and international tax advisory and compliance services. There were no Tax Fees incurred in fiscal 2021. For fiscal 2020, Tax Fees incurred consisted of the analysis of transaction costs incurred by us in connection with the IPO.

All Other Fees

“All Other Fees” consist of fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting research software applications and data.

Our Audit Committee considers whether the provision by PricewaterhouseCoopers LLP of any services that would be required to be described under “All Other Fees” would be compatible with maintaining PricewaterhouseCoopers LLP’s independence from both management and the Company.

Audit Committee Pre-Approval Policies and Procedures

Consistent with SEC rules, the Audit Committee has the responsibility for appointing, setting compensation for and overseeing the work of our independent registered public accounting firm. As such, the Audit Committee has established a policy of pre-approving all audit and permissible non-audit services provided to us by our independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise that make it necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval prior to engagement. All audit and audit-related services provided by PricewaterhouseCoopers LLP during 2020 and 2021 were approved by the Audit Committee pursuant to this policy.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and discussed the services, in addition to audit services, rendered by PricewaterhouseCoopers LLP during 2021, as well as the fees paid therefor, and has determined that the provision of such other services by PricewaterhouseCoopers LLP, and the fees paid therefor, were compatible with maintaining PricewaterhouseCoopers LLP’s independence.

AUDIT COMMITTEE REPORT

The information contained in this audit committee report shall not be deemed to be (a) “soliciting material,” (b) “filed” with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, (c) subject to Regulations 14A or 14C of the Exchange Act, or (d) subject to the liabilities of Section 18 of the Exchange Act. Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act, that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

The undersigned members of the Audit Committee of the Board submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2021 as follows:

1.

the Audit Committee has reviewed and discussed with management the audited financial statements of MediaAlpha, Inc. and its subsidiaries for the fiscal year ended December 31, 2021, and PricewaterhouseCoopers LLP’s evaluation of the company’s internal control over financial reporting;

2.

the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board; and

3.

the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC.

Submitted by our Audit Committee

Lara Sweet (Chair)

Venmal (Raji) Arasu

Kathy Vrabeck

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2021

As required by Section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”). This is the first year in which we are seeking this approval, as previously we were exempt from this requirement as an emerging growth company.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving our Company’s financial and operating performance. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the compensation of our named executive officers for fiscal 2021.

We are asking our shareholders to approve the compensation of our named executive officers for fiscal 2021, as described in this Proxy Statement, by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the SEC’s executive compensation disclosure rules, including the Compensation Discussion and Analysis section, the Summary Compensation Table, other compensation tables and narrative disclosures.”

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Board of Directors (or any committee thereof), or create or imply any change or addition to the fiduciary duties of the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers for fiscal 2021, as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth information as of the date hereof regarding individuals who serve as our executive officers:

Name	Age	Position
Steven Yi	51	Chief Executive Officer, President, and Co-Founder
Eugene Nonko	41	Chief Technology Officer and Co-Founder
Patrick Thompson	43	Chief Financial Officer and Treasurer
Jeffrey Coyne	55	General Counsel and Secretary
Cathy Cunningham	48	Chief People Officer

The biographies of Steven Yi and Eugene Nonko are presented on pages 8 and 9. The biographies of our other executive officers are set forth below.

Patrick Thompson has served as the Chief Financial Officer of the Company since December 2021. Prior to joining the Company, Mr. Thompson served at Expedia Group, Inc., a global online travel company, in various senior financial roles, including as Chief Financial Officer, Retail from March 2021 to November 2021, as Interim Head, Investor Relations from January 2021 to November 2021, as Senior Vice President, Corporate Finance from 2019 to 2021, as Vice President, Corporate Financial Planning & Analysis from 2018 to 2019, as Vice President, Strategy and Analytics, Expedia Partner Solutions from 2016 to 2018, and as Vice President, Corporate Development from 2015 to 2016. Prior to joining Expedia, Mr. Thompson served as a management consultant at Bain & Company, Inc., a leading management consulting firm, and as an associate at Bain Capital LP, a global alternative investment firm. Mr. Thompson received his B.A. in Physics and Mathematics from Bowdoin College and his M.B.A. from the Tuck School of Business.

Jeffrey Coyne has served as General Counsel and Secretary of the Company since May 2021. Prior to joining the Company, Mr. Coyne served as Executive Vice President, General Counsel and Secretary of Veritone, Inc. a leading provider of artificial intelligence (AI) technology and solutions, from 2016 to 2021. Mr. Coyne served as Senior Vice President, General Counsel and Corporate Secretary of Newport Corporation, a global supplier of advanced technology products that was acquired by MKS Instruments, Inc., from 2004 to 2016, and served as Vice President, General Counsel and Corporate Secretary of Newport Corporation from 2001 to 2004. Prior to that, Mr. Coyne was a partner in the Corporate and Securities Law Department of Stradling Yocca Carlson & Rauth, a technology-focused law firm. Mr. Coyne received his undergraduate degree in Economics from Duke University and his J.D. from the University of Southern California Law Center.

Cathy Cunningham has served as Chief People Officer of the Company since August 2021. Prior to joining the Company, Ms. Cunningham served as Senior Vice President and Chief Human Resources Officer of Crescent Capital Group, a global alternative investment firm, from 2015 to 2021. Previously, Ms. Cunningham served as Vice President and Senior Human Resources Business Partner of Cetera Financial Group, a shared service broker-dealer organization, and in various senior people operations roles with Capital Group. Ms. Cunningham received her undergraduate degree in Management with a concentration in Human Resources from Boston College.

Family Relationships

There are no family relationships between any director, executive officer or person nominated or chosen to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We became a public company in October 2020, and we filed our proxy statement for our 2021 Annual Meeting under the reduced reporting rules applicable to emerging growth companies. As of January 1, 2022, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (i) this Compensation Discussion and Analysis, (ii) additional executive compensation tables below under “Executive Compensation Tables” that provide disclosure on grants of plan-based awards, award exercises, and potential payments upon termination or change of control, (iii) an advisory vote on the compensation of our “named executive officers” (“NEOs”) for fiscal 2021, which is included as Proposal No. 3 in this Proxy Statement, and (iii) an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers, which is included as Proposal No. 4 in this Proxy Statement.

This Compensation Discussion and Analysis describes our executive compensation philosophy, process, objectives and the elements of our compensation program for our NEOs for fiscal 2021, and provides the context for understanding and evaluating the compensation information contained in the tables and related disclosures that follow. For fiscal 2021, our NEOs consisted of (a) our principal executive officer, (b) three individuals who served as our principal financial officer during portions of fiscal 2021, (c) the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2021, and (d) two additional officers who were among our three most highly compensated officers other than our principal executive officer and principal financial officer during 2021, but were not designated as executive officers as of the end of fiscal 2021, as listed in the table below.

Name	Position
Steve Yi	Chief Executive Officer and Co-Founder
Eugene Nonko	Chief Technology Officer and Co-Founder
Patrick Thompson	Chief Financial Officer
Tigran Sinanyan	Former Chief Financial Officer
Cort Carlson	Former Interim Principal Financial and Accounting Officer
Jeffrey Coyne	General Counsel and Secretary
Cathy Cunningham	Chief People Officer
Keith Cramer	Senior Vice President, Supply Partnerships
Amy Yeh	Senior Vice President, Technology

Compensation Philosophy and Objectives

Our executive compensation program is designed to (i) attract, retain and motivate top-level talent who possess the skills and leadership necessary to grow our business, (ii) provide compensation packages that are competitive with market practice and drive and reward the achievement of our business objectives; (iii) closely align the interests of our NEOs with those of our stockholders by linking pay to performance to produce sustainable, long-term value growth for our stockholders and (iv) utilize a balance of short-term and long-term performance measures that serve as meaningful inputs to value creation and reward outperformance.

At the core of our compensation philosophy, we aim to provide a compensation package to each of our NEOs that emphasizes pay-for-performance, and that is both externally competitive to the market and internally equitable within our organization. We believe that a performance-based culture is crucial to our growth and success, and our compensation program is designed to foster these core beliefs.

Our executive compensation program design includes a mix of three key compensation elements—(i) base salary, (ii) short-term cash incentive awards and (iii) long-term equity incentive awards. In determining the amount of each compensation element awarded to our NEOs, our Compensation Committee looks at each NEO’s overall compensation package, as well as the amount of each compensation element for the NEO, to determine whether such amounts and the overall mix of elements for the NEO’s role further the principles and objectives of our executive compensation program.

Consistent with our pay-for-performance philosophy, and to ensure our NEOs’ interests are closely aligned with those of our stockholders, a substantial portion of our NEOs’ compensation is awarded in the form of variable, “at-risk” short-term and long-term incentive awards. The short-term incentive awards are earned based on the Compensation Committee’s assessment of the achievement of rigorous financial top-line and profitability performance goals set by the Compensation Committee. The long-term incentives are granted in the form of equity incentive awards, the realized value of which bears a direct relationship to our stock price.

The Compensation Committee periodically reviews and analyzes market trends and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor. As we continue to transition from a newly public company to a more mature public company, the Compensation Committee will evaluate our executive compensation program to ensure that it continues to align with our compensation philosophy and objectives and helps to drive the future growth of the Company.

Fiscal 2021 Business Highlights

Fiscal 2021 was our first full year as a public company following our IPO in October 2020, and we delivered another strong year of financial and operating performance despite a sharp cyclical downturn in the property & casualty insurance market in the second half of the year. Highlights from fiscal 2021 include:

•	Grew total Transaction Value[1] by 25% year over year to a record $1.0 billion;

•	Grew Transaction Value from our health insurance vertical by 39.7% year over year to $245 million;

•	Added several key executives and other leaders to support our operation as a publicly reporting company and drive the next phase of our growth;

•	Successfully implemented internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act; and

•	Implemented additional processes as we transition from being a newly public company to a more mature public company.

Executive Compensation Practices

Our executive compensation program incorporates the following corporate governance best practices designed to protect the interests of our stockholders and are consistent with high standards of risk management. As we continue to transition from a newly public company to a more mature public company, we will continue to evaluate our compensation program relative to our market peers.

What We Do	What We Don’t Do
Pay-for-Performance Philosophy. We align pay and performance by awarding a substantial portion of the compensation paid to our executives in the form of variable, “at-risk” performance-based compensation linked to achievement of rigorous performance goals.	No Guaranteed Bonuses. Our annual bonus plans are performance-based and generally do not include any guaranteed minimum payment levels.

[1]

“Transaction Value” is an operating metric that we present in this Proxy Statement to supplement the financial information we present on a GAAP basis. Transaction Value means the total gross dollars transacted by our partners on our platform.

What We Do	What We Don’t Do

Balanced Short-Term and Long-Term Compensation. We grant compensation that discourages short-term risk taking at the expense of long-term results.	No Hedging or Pledging. Our insider trading policy prohibits all directors, NEOs and other employees from engaging in hedging or other speculative trading, and prohibits directors and NEOs from pledging their shares.

Maintain an Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors with extensive industry experience.	No “Single-Trigger” Change of Control Arrangements. Following our IPO, we do not provide for “single-trigger” acceleration of compensation or benefits solely upon a change of control for our NEOs.

Maintain an Independent Compensation Committee Advisor. The Compensation Committee engages its own independent compensation consultant.	No Excise Tax “Gross-Ups”. We do not provide any “gross-ups” for excise taxes that our employees might owe as a result of the application of Sections 280G or 4999 of the IRC.

Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.	No Perquisites. We do not provide material perquisites or other personal benefits to our NEOs or directors,

Perform Annual Compensation-Related Risk Assessment. We have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management.	No Executive Pensions. We do not offer any executive pension plans.

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee establishes our overall compensation philosophy and objectives, and is responsible for establishing, overseeing and evaluating our executive compensation program. The Compensation Committee is currently comprised entirely of independent directors; prior to December 2021, certain non-management members of the Board who had not been determined by the Board to be independent served on the Compensation Committee as permitted by NYSE rules applicable to controlled companies. The Compensation Committee operates under a written charter adopted and reviewed annually by our Board. The Compensation Committee reviews and assesses whether our executive compensation program aligns with our compensation philosophy and objectives, and approves the specific compensation of our NEOs, typically during the first quarter of our fiscal year. The Compensation Committee has not delegated any of its authority with respect to the compensation of our executive officers.

Role of Management

The Compensation Committee consults with members of our management team, including our Chief Executive Officer (“CEO”) and our people operations, finance and legal professionals when making compensation decisions. Our CEO works closely with the Compensation Committee and provides the Compensation Committee with performance assessments and compensation recommendations for each NEO other than himself, based on each NEO’s level of performance and corporate performance, retention risk and taking into consideration market practices. While the Compensation Committee considers our CEO’s recommendations, the Compensation Committee ultimately uses its own business judgment and experience in approving individual compensation elements and the amount of each element for our NEOs.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such advisor and has sole authority to approve all such advisors’ fees and other retention terms.

Pursuant to this authority, for fiscal 2021, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to provide independent advice on matters relating to our executive compensation program, including information regarding competitive market practices, assessments and trends and advice relating to the design and structure of our executive compensation program. Compensia also updates the Compensation Committee on corporate governance and regulatory issues and developments. A representative of Compensia attends meetings of the Compensation Committee as requested. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described below.

The Compensation Committee has evaluated Compensia’s independence by considering the requirements adopted by the NYSE and the SEC, and has determined that its relationship with Compensia does not raise any conflict of interest.

Peer Group

For purposes of comparing our executive compensation program against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a specified group of peer companies. The Compensation Committee, with the assistance of Compensia, developed and approved the following compensation peer group for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2021 compensation decisions:

Fiscal 2021 Peer Group Companies

Blackbaud	GoHealth	SelectQuote
CarGurus	J2 Global	Shutterstock
Cars.com	LendingTree	SVMK
Cloudera	Medallia	TripAdvisor
eHealth	PagerDuty	Trupanion
Eventbrite	PROS Holdings	Yelp
EverQuote	Quotient Technology

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following criteria:

•	similar size, as measured by revenue and market capitalization;

•	similar industry, business model and/or services;

•	headquartered in the United States and traded on a major stock exchange; and

•	preference for high annual revenue growth companies.

Compensation-Setting Process and Competitive Positioning

When determining recommendations for our NEOs’ fiscal 2021 compensation levels, the Compensation Committee reviewed base salary, target annual incentive compensation opportunity, target total cash compensation (i.e., base salary plus target incentive opportunity), annual long-term incentive, and total direct compensation values for our NEOs and those of similarly situated executives of our compensation peer group. Compensia provided data at the 25th, 50th, 60th, and 75th percentiles for such compensation, which our Compensation Committee used as a reference. In addition, in connection with its assessment of annual long-term incentives to be granted to our NEOs, the Compensation Committee reviewed the overall retentive value of our NEOs’ existing unvested equity incentive awards. The Compensation Committee considers such data relevant to, but not determinative of, its consideration of overall executive compensation matters. The Compensation Committee does not benchmark any compensation element to a specific percentile, and the Compensation Committee instead establishes our NEOs’ compensation at levels it deems appropriate after considering other factors, including each of our NEOs’ contributions, our short-term and long-term objectives, retention considerations and prevailing market conditions.

Analysis of Fiscal 2021 Compensation

Compensation Elements

Our executive compensation program is comprised of the following primary components:

•	Base salary;

•	Annual cash-based incentive awards; and

•	Long-term equity compensation.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program in order to attract and retain top performing senior executives, including our NEOs. Base salaries provide a fixed source of compensation to our NEOs, allowing them a modest degree of certainty relative to the significant portion of their compensation that is based on performance or dependent on our stock price. Base salaries for our NEOs are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable internally across our executive team.

The Compensation Committee reviews the base salaries of our NEOs annually and makes adjustments to base salaries as it determines to be necessary or appropriate. To the extent base salaries are adjusted, the amount of any such adjustment would reflect a review of competitive market data, consideration of relative levels of pay internally, individual performance of the executive, and any other circumstances that the Compensation Committee determines are relevant.

In October 2020, in preparation for our IPO, the Compensation Committee reviewed the base salaries of our CEO and our other NEOs who were serving as executive officers at that time, taking into consideration a competitive market analysis performed by Compensia, which included a review of the market data of the compensation peer group for our executive officer positions, as well as broader technology company survey data and an evaluation of how the compensation we pay our executive officers compares both to our performance and to our peers. The peer group data included in such assessment indicated that our CEO’s base salary was slightly below the 50th percentile of market, and that the base salaries of the other NEOs were at approximately the 25th percentile of market. The Compensation Committee also considered the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Consistent with our intended approach to provide compensation competitive with peer group companies, upon the recommendation of the Compensation Committee, the Board approved increases in the annual base salaries of our NEOs for fiscal 2021, as set forth in the table below.

Name	2020 Base Salary	2021 Base Salary	Percentage Increase
Steve Yi	$500,000	$550,000	10%
Eugene Nonko	500,000	550,000	10%
Tigran Sinanyan	350,000	400,000	14%
Keith Cramer	275,000	300,000	9%
Amy Yeh	300,000	300,000	—

Following such increases, Mr. Yi’s base salary was slightly above the 50th percentile of market, and the base salaries of such other NEOs were at approximately the 50th percentile of market.

The Compensation Committee subsequently established base salaries for other NEOs as part of such NEOs’ new-hire compensation packages, as set forth below under “New Hire Compensation Packages”.

Annual Incentive Bonus Plan

We use cash incentive bonus programs to motivate our NEOs to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other key goals and initiatives. These cash incentives are generally tied primarily to the achievement of rigorous top-line and/or profitability goals, as those are the key metrics that the Compensation Committee believes will ultimately drive the creation of long-term shareholder value. Consistent with our executive compensation philosophy, these cash incentive awards are intended to offer market competitive incentive opportunities to our NEOs.

In fiscal 2021, our NEOs participated in a cash incentive plan developed by the Compensation Committee, which was tied to achievement of rigorous profitability goals approved by the Board and the Compensation Committee at the beginning of the year. Each eligible NEO had a specified target bonus opportunity under such plan equal to a specified percentage of his or her annual base salary. Payouts under such plan (calculated as a percentage of the target payout) were determined by the Compensation Committee in February 2022, following completion of the audit of the Company’s financial statements for the completed fiscal year.

Target Incentives. In October 2020, the Compensation Committee conducted an assessment of the target bonus opportunities of our CEO and our other NEOs who were serving as executive officers at that time, in consultation with Compensia, and reviewed market data, relative levels of responsibility across the Company, tenure, and other relevant factors. Based on such assessment, the Compensation Committee established the following target cash incentives for such NEOs for fiscal 2021:

Name	Target Incentive (as % of Base Salary)	Target Incentive ($)
Steve Yi	100%	$550,000
Eugene Nonko	100%	550,000
Tigran Sinanyan	80%	320,000
Keith Cramer	92%	275,000
Amy Yeh	67%	200,000

The Compensation Committee subsequently established target bonuses for other NEOs as part of such NEOs’ new-hire compensation packages, as set forth below under “New Hire Compensation Packages”.

Measure and Target Under 2021 Incentive Bonus Plan. In the first quarter of 2021, the Compensation Committee determined that the incentive bonus plan for the NEOs for 2021 would be based on the Compensation

Committee’s assessment of the NEOs’ performance, based primarily on achievement of the level of Adjusted EBITDA set forth in the annual operating plan approved by the Board, which was $68.0 million.

Payouts Under 2021 Incentive Bonus Plan. Following the finalization of the Company’s financial results for fiscal 2021, the Compensation Committee reviewed the Company’s Adjusted EBITDA performance for fiscal 2021, as set forth below:

Measure	Plan	Actual	% of Plan
2021 Adjusted EBITDA	$68.0 million	$58.2 million	85.5%

The Compensation Committee reviewed this performance, together with the Company’s financial and operating performance on other metrics such as Transaction Value, and the Company’s performance on its corporate initiatives during the year. The Compensation Committee also took into account other factors that impacted the Company’s Adjusted EBITDA for fiscal 2021, such as the sharp downturn in the property & casualty insurance market in the second half of 2021, and expenses to achieve Sarbanes-Oxley compliance due to the Company’s loss of emerging growth company status, which had not been foreseen at the time the Company’s 2021 operating plan was approved. Based on these factors, the Compensation Committee determined that an incentive bonus payout of 80% of the target amount should be paid to the NEOs for fiscal 2021. Our CEO and Chief Technology Officer requested that their bonus payouts for 2021 be paid by issuance of shares of our Class A common stock, and the Compensation Committee accordingly approved the issuance of 32,200 vested RSUs to each of Mr. Yi and Mr. Nonko, which number of shares was calculated, in accordance with the Committee’s standard practice, by dividing $440,000 by the weighted average closing price of the Company’s Class A common stock for the three-month period ended March 18, 2022, which was $13.67 per share.

A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the year ended December 31, 2021, is included in Appendix A to this Proxy Statement.

Long-Term Equity Incentives

Following our IPO, we provide long-term incentive compensation to our NEOs through equity-based awards made under our 2020 Omnibus Incentive Plan, typically restricted stock and/or restricted stock units (“RSUs”), which generally vest over multiple years. The Compensation Committee believes that this policy further aligns the interests of the NEOs with those of our stockholders and incentivizes the NEOs to drive sustained, long-term financial performance, while at the same time helping to foster continued retention of our NEOs in a competitive talent market. The Compensation Committee typically grants these equity-based awards to the NEOs in the first quarter of each year, and calculates the number of awards to be granted based on the trailing three-month weighted-average closing price of our Class A common stock.

In October 2020, in connection with our IPO, the Board (prior to the creation of the Compensation Committee) approved RSU awards to the NEOs who were serving as executive officers at that time, which awards vest quarterly over a period of three years following the grant date. Accordingly, in early 2021, when the Compensation Committee was considering the compensation of the NEOs for fiscal 2021, the Compensation Committee determined that it was appropriate to not make annual equity awards to the NEOs for fiscal 2021.

During 2021, the Compensation Committee approved RSU awards to certain NEOs as part of such NEOs’ new-hire compensation packages, as set forth below under “New Hire Compensation Packages”.

In the fourth quarter of 2021, due to an increasingly competitive market for top executive talent, the Compensation Committee evaluated the overall retention value of our non-executive employees’ existing unvested equity incentive awards. Based on such review, on December 10, 2022 the Compensation Committee approved grants of RSUs to a number of employees, including Mr. Carlson, Mr. Cramer and Ms. Yeh.

Mr. Carlson received an award of RSUs with a grant date value of $800,000, vesting over a three-year period Mr. Cramer received an award of RSUs with a grant date value of $1,250,000, vesting over a three-year period. Ms. Yeh received an award of RSUs with a grant date value of $1,000,000, vesting over a three-year period. In addition, Mr. Carlson and Ms. Yeh received awards of vested Class A common shares with grant date values of $200,000 and $100,000, respectively, in recognition of their outstanding performance on the Company’s Sarbanes-Oxley compliance initiative.

New Hire Compensation Packages

During 2021, the Company hired Mr. Coyne as the Company’s General Counsel and Secretary, Ms. Cunningham as the Company’s Chief People Officer, and Mr. Thompson as the Company’s Chief Financial Officer and Treasurer, all of whom are included in our NEOs for fiscal 2021. In connection with each such hire, the Compensation Committee approved a new-hire compensation package for each such NEO.

In determining the new-hire compensation package for each such NEO, the Compensation Committee considered a number of factors, including: the competitive market for top talent in such positions; the magnitude, form and timing of forgone compensation at the individual’s prior employer; and the risk they incurred to leave their prior employers after long and successful careers.

In May 2021, the Compensation Committee approved a new-hire compensation package for Mr. Coyne consisting of: an initial base salary of $375,000; a target annual bonus of $187,500 (prorated for 2021); and an initial RSU award with a grant date value of $1,318,000 (prorated to his start date based on a March 1 grant cycle), vesting over a four-year period.

In July 2021, the Compensation Committee approved a new-hire compensation package for Ms. Cunningham consisting of: an initial base salary of $350,000; a target annual bonus of $150,000 (not prorated for 2021, and with a minimum payout of $100,000 for 2021); and an initial RSU award with a grant date value of $1,000,000 (prorated to her start date based on a March 1 grant cycle), vesting over a four-year period.

In May 2021, the Compensation Committee approved a new-hire compensation package for Mr. Thompson consisting of: an initial base salary of $450,000; a target annual bonus of $275,000 (prorated for 2021); an initial RSU award with a grant date value of $2,500,000, vesting over a four-year period; and an additional RSU award with a grant date value of $2,750,000, vesting over a two-year period, to partially compensate for vesting of equity awards that Mr. Thompson forfeited by leaving his previous employer.

Generally Available Benefit Programs

Our NEOs are entitled to participate in the various benefit programs we offer to all of our employees, including a medical plan, dental plan, vision plan, life insurance plan, long-term and short-term disability plans, and either our 401(k) plan (for Ms. Cunningham and Messrs. Carlson, Coyne and Thompson) or a simplified employee pension (SEP) IRA plan (for Messrs. Cramer, Nonko, Sinanyan and Yi and Ms. Yeh). For fiscal 2021, each of Ms. Cunningham and Messrs. Carlson and Coyne received a safe-harbor profit sharing contribution of $8,550, pursuant to the plan. Commencing January 1, 2021, Messrs. Cramer, Nonko, Sinanyan and Yi and Ms. Yeh ceased to be eligible for our 401(k) plan; however, QL Holdings LLC has agreed to make an annual contribution to a simplified employee pension (SEP) IRA for each such NEO (if eligible) in the same amount as the contributions such NEO would have received for such year had they remained eligible under our 401(k) plan.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we only provide perquisites or other personal benefits to our NEOs in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive team more efficient and effective or for recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our NEOs are subject to review and approval by the Compensation Committee.

Clawback of Performance-Based Awards

Our short-term cash incentive plan and our 2020 Omnibus Incentive Plan allow us to recover certain cash incentive bonuses or performance-based equity awards in the event of certain acts of misconduct by award recipients. Such misconduct generally relates to contributing to or failing to take reasonable steps to prevent an accounting restatement due to material noncompliance with financial reporting requirements.

Tax and Accounting Considerations

Deductibility of Executive Compensation

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation paid to any covered employee in excess of $1,000,000 per year. Under Section 162(m) of the Code, the term “covered employee” generally means the chief executive officer, chief financial officer and each NEO whose compensation is required to be reported for the relevant fiscal year. In December 2020, the IRS released final regulations under Section 162(m) of the Code, which among other things, extended the coverage of Section 162(m) of the Code to include compensation paid by a partnership for services performed for it by a covered employee of a corporation that is a partner in the partnership. Our Compensation Committee retains authority to make payments or grant awards under the Omnibus Incentive Plan or otherwise that are not fully deductible if, in its sole discretion, such payments are necessary to achieve our compensation objectives and to protect stockholder interests.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. Chief among these is the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718), the standard which governs the accounting treatment of stock-based compensation awards.

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including RSUs and performance-vesting RSUs (“PSUs”), based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards. For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.

Compensation Committee Interlocks and Insider Participation

Venmal (Raji) Arasu, Anthony Broglio, Jennifer Moyer, Lara Sweet and Kathy Vrabeck served on our Compensation Committee during 2021. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. Anthony Broglio and Jennifer Moyer were appointed to our Board by Insignia and White Mountains, respectively, pursuant to the provisions of our stockholders’ agreement as described above. Certain transactions involving these parties are described under the heading “Certain Relationships and Related Party Transactions.” During 2021, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Compensation Risk Assessment

In consultation with management and Compensia, our Compensation Committee has assessed our compensation plans, policies and practices for our NEOs and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee of the Board of Directors

Kathy Vrabeck (Chair)

Venmal (Raji) Arasu

Anthony Broglio

Christopher Delehanty

Lara Sweet

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth the total compensation awarded to, or earned by or paid to, each of our NEOs for fiscal years 2019, 2020 and 2021.

Name and principal position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven Yi	2021	550,000	—	—	440,000	28,780	1,018,780
Chief Executive Officer and Co-Founder	2020	512,750	—	34,917,535	675,000	16,444	36,121,729
	2019	500,000	200,000	1,893,783	600,000	8,400	3,202,183

Eugene Nonko	2021	550,000	—	—	440,000	26,610	1,016,610
Chief Technology Officer and Co-Founder	2020	534,000	—	34,917,535	675,000	8,550	36,135,085
	2019	534,000	200,000	1,893,783	600,000	8,400	3,236,183

Patrick Thompson(6)	2021	31,950	—	5,105,843	15,671	—	5,135,464
Chief Financial Officer	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

Tigran Sinanyan(7)	2021	299,200	—	—	—	18,907	306,613
Former Chief Financial Officer	2020	350,000	200,000	2,083,272	270,000	8,550	2,911,822
	2019	300,000	75,000	235,365	240,000	57,847	908,212

Cort Carlson(8)	2021	275,000	21,000	1,599,529	44,000	8,550	1,948,079
Former Interim Principal Financial Officer	2020	109,358	25,000	506,100	31,938	8,550	680,946
	2019	—	—	—	—	—	—

Jeffrey Coyne(9)	2021	249,750	—	979,289	99,863	4,988	1,333,890
General Counsel	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

Cathy Cunningham(10)	2021	125,650	50,000	395,395	120,000	3,563	694,608
Chief People Officer	2020	—	—	—	—	—	—
	2019	—	—	—	—	—	—

Keith Cramer	2021	300,000	—	1,158,262	220,000	25,780	1,704,042
SVP, Supply Partnerships	2020	265,419	—	2,909,793	270,000	8,550	3,453,762
	2019	250,000	30,000	124,019	240,000	8,400	652,419

Amy Yeh	2021	300,000	—	1,019,508	160,000	30,030	1,509,538
SVP, Technology	2020	290,317	—	3,619,913	114,750	8,550	4,033,530
	2019	273,958	—	162,945	90,000	33,532	560,435

(1)	Salary amounts shown above represent actual salary earned during the year, reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).
(2)

Bonuses for each NEO for 2019 reflect cash bonuses awarded for the successful completion of our 2019 recapitalization transaction and investment from Insignia, in the discretion of the board of directors of QL Holdings LLC. Such bonuses were paid in early 2020. Bonuses for Mr. Sinanyan, and Mr. Carlson for 2020 reflect cash bonuses awarded for successful completion of our IPO, in the discretion of our Compensation Committee. Such bonuses were paid in early 2021. Bonus for Mr. Carlson for 2021 reflects a cash bonus awarded for successful implementation of our SOX 404(b) implementation project, in the discretion of our Compensation Committee. Such bonus was paid in early 2022. Bonus for Ms. Cunningham for 2021 reflects a sign-on bonus paid upon commencement of her employment. Amounts in this column are reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).
(3)

Amounts in this column reflect the aggregate grant date fair value of time-vesting RSUs, Class A restricted stock awards (“RSAs”), and Class B-1 units of QL Holdings LLC, computed in accordance with Accounting Standards Codification Topic 718 as issued by the Financial Accounting Standards Board. Amounts for 2019 reflect the aggregate grant date fair value Class B-1 units of QL Holdings LLC granted in such year. Amounts in this column for 2020 reflect the aggregate grant date fair value of time-vesting restricted stock units (“RSUs”), Class A restricted stock awards (“RSAs”), and Class B-1 units of QL Holdings LLC granted in such year. For Mr. Sinanyan, Mr. Cramer, and Ms. Yeh the stock awards for 2020 also include the grant of Class B-1 units of QL Holdings LLC which were received in exchange for legacy QLH Class B profits interests (the “Profits Interest Units”) in the IPO reorganization. For Mr. Carlson, the stock awards for 2020 also include the grant of Class A RSAs which were received in exchange for Profits Interest Units in the IPO reorganization. Amounts in this column for 2021 reflect the aggregate grant date fair value of RSUs granted in such year.

(4)

For each NEO, reflects the annual cash bonuses earned under our cash incentive plan for such year, based on the achievement of annual performance goals for such year. Such amounts were earned at 80%, 135% and 120% of target for 2021, 2020 and 2019, respectively. See additional information regarding the cash incentive bonuses paid to our NEOs for 2021 under the heading “Compensation Discussion and Analysis - Analysis of Fiscal 2021 Compensation – Annual Incentive Bonus Plan” above. Such bonuses for each year were paid in the first quarter of the following year. The bonuses payable to Messrs. Yi and Nonko for 2021 were paid by the issuance of a number of immediately vested RSUs determined by dividing the cash amount of the bonus earned by the weighted-average closing price of our common stock for the three month period prior to the grant date. Amounts in this column are reported as gross earnings (i.e., gross amounts before taxes and applicable payroll deductions).

(5)

Reflects, for each NEO, contributions under our 401(k) plan or SEP IRA plan, as applicable. Amounts reported for fiscal year 2021 for Mr. Yi, Mr. Nonko, Mr. Sinanyan, Mr. Cramer, and Ms. Yeh include $20,230, $18,060, $12,494, $17,230, and $21,480, respectively, as reimbursement for self-employment taxes (including related tax gross-ups). Amounts reported for fiscal year 2020 for Mr. Yi include $7,894 as reimbursement for self-employment taxes (including related tax gross-ups). In addition, the amounts reported for Mr. Sinanyan and Ms. Yeh for 2019 include $49,447 and $25,132, respectively, in cash received upon redemption of a portion of such NEO’s then outstanding and unvested Profits Interest Units in connection with our 2019 recapitalization transaction.

(6)	Mr. Thompson joined the Company as Chief Financial Officer and Treasurer on December 6, 2021.
(7)	Mr. Sinanyan resigned as the Company’s Chief Financial Officer and Treasurer effective October 1, 2021.
(8)

Mr. Carlson joined the Company as Vice President and Corporate Controller on July 27, 2020, and served as the Company’s Interim Principal Financial and Accounting Officer from November 2, 2021 to December 6, 2021.

(9)	Mr. Coyne joined the Company as General Counsel and Secretary on May 3, 2021.
(10)	Ms. Cunningham joined the Company as Chief People Officer on August 23, 2021.

Grants of Plan-Based Awards in Fiscal 2021

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock(2) (#)	Grant Date Fair Value of Stock Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)

Steven Yi(4)	—	$440,000	$550,000	$660,000	—	$—

Eugene Nonko(4)	—	440,000	550,000	660,000	—	—

Patrick Thompson(5)	—	15,671	19,589	23,507	—	—
	12/6/21	—	—	—	172,000	2,674,600
	12/6/21	—	—	—	156,350	2,431,243

Tigran Sinanyan	—	256,000	320,000	384,000	—	—

Cort Carlson	—	44,000	55,000	66,000	—	—
	2/22/21	—	—	—	10,800	598,536
	4/15/21	—	—	—	2,100	74,235
	12/15/21	—	—	—	49,950	741,258
	12/15/21	—	—	—	12,500	185,500

Jeffrey Coyne(5)	—	99,863	124,829	149,795	—	—
	5/15/21	—	—	—	21,850	760,380
	8/15/21	—	—	—	8,150	218,909

Cathy Cunningham	—	120,000	150,000	180,000	—	—
	9/15/21	—	—	—	19,250	395,395

Keith Cramer	—	220,000	275,000	330,000	—	—
	12/15/21	—	—	—	78,050	1,158,262

Amy Yeh	—	160,000	200,000	240,000	—	—
	12/15/21	—	—	—	62,450	926,758
	12/15/21	—	—	—	6,250	92,750

(1)

Reflects the potential payouts to the NEOs under awards granted under our annual cash incentive plan, which is described in more detail in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2021 Compensation – Annual Incentive Bonus Plan” beginning on page 28. The amounts shown as threshold, target and maximum payouts represent 80%, 100% and 120% payouts, respectively, of each executive’s annual target incentive based on minimum, target and maximum performance levels for certain financial performance measures established under such plan for 2021. The actual amounts earned by the NEOs under the 2021 cash incentive plan are included in the Summary Compensation Table on page 34 under the column heading “Non-Equity Incentive Plan Compensation” for the year 2021.

(2)

Consists of RSUs awarded to the NEO under our 2020 Omnibus Incentive Plan, which are described in more detail under “Compensation Discussion and Analysis.” For Mr. Thompson, his initial award of 156,350 RSUs will vest over a four-year period, with 25% of such RSUs vesting on the November 15, 2022 and the remaining RSUs vesting in equal quarterly installments thereafter, and his make whole award of 172,000 RSUs will vest over a two year period, with 18.8% of such RSUs vesting on each of February 15, May 15 and August 15 of 2022 and 10.9% of such RSUs vesting on November 15, 2022, February 15, 2023, May 15, 2023 and August 15, 2023. For Mr. Carlson, his award of 10,800 RSUs will vest in equal quarterly installments over a four-year period starting May 15, 2021, his awards of 2,100 RSUs and 12,500 RSUs vested immediately upon grant, and his award of 49,950 RSUs will vest in equal quarterly installments over a three-year period starting February 15, 2022. For Mr. Coyne, his awards of 21,850 RSUs and 8,150 RSUs will vest over a four-year period, with 25% of such RSUs vesting on the first anniversary of the grant date and the remaining RSUs vesting in equal quarterly installments thereafter. For Ms. Cunningham the RSUs will vest over a four-year period, with 25% of such RSUs vesting on August 15, 2022 and the remaining RSUs vesting in equal quarterly installments thereafter. For Mr. Cramer, the RSUs will vest in equal quarterly installments over a three-year period starting February 15, 2022. For Ms. Yeh, her award of 62,450 RSUs will vest in equal quarterly installments over a three-year period starting February 15, 2022 and her award of 6,250 RSUs vested immediately upon grant.
(3)	Reflects the grant date fair values of the RSUs awarded to the NEO, which were computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the grant date.
(4)

The bonuses payable to Messrs. Yi and Nonko for 2021 were paid by the issuance of a number of immediately vested RSUs determined by dividing the cash amount of the bonus earned by the weighted-average closing price of our common stock for the three month period prior to the grant date.

(5)	For Mr. Thompson and Mr. Coyne, the estimated potential payouts under the 2021 cash incentive plan are pro-rated from such NEO’s start date.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding outstanding equity compensation awards held as of December 31, 2021 by our NEOs. The Company has not granted any option awards, and accordingly certain columns have been omitted.

Name	Award Type	Number of Shares or Units that Have not Vested (#)	Market Value of Shares or Units that Have not Vested ($)(4)
Steven Yi	RSUs(1)	1,225,180	18,916,779
Eugene Nonko	RSUs(1)	1,225,180	18,916,779
Patrick Thompson	RSUs(1)	328,350	5,069,724
Tigran Sinanyan	RSUs(1)	—	—
Cort Carlson	RSUs(1)	58,725	906,714
	Class A RSAs(2)	29,507	455,588
Jeffrey Coyne	RSUs(1)	30,000	463,200
Cathy Cunningham	RSUs(1)	19,250	297,220
Keith Cramer	RSUs(1)	180,149	2,781,501
Amy Yeh	RSUs(1)	184,969	2,855,921
	QLH Class B-1 Units(3)	39,943	616,720

(1)	Reflects unvested time-vesting RSUs held, directly or indirectly, by each NEO as of December 31, 2021.
(2)

Reflects unvested time-vesting Class A RSAs, held by the NEO as of December 31, 2021. As per the original award terms, upon the IPO Profits Interest Units were converted into restricted stock awards (RSAs) for Company Class A shares. 6.25% of such RSAs vested on August 31, 2021, and the remaining 93.75% vest ratably each month over the following 36 months through August 31, 2024, subject to continued service through the applicable vesting date.

(3)

Reflects unvested time-vesting QLH Class B-1 units held as of December 31, 2021. As per the original award terms, upon the IPO all unvested Profits Interest Units were exchanged for Class B-1 units, which when vested are exchangeable, together with an equal number of shares of Class B common stock, for Class A common stock. For Ms. Yeh, approximately 47% of the Class B-1 units were vested as of December 31, 2021, and the remaining units will vest ratably each month through August 31, 2024, subject to continued service through the applicable vesting date.

(4)	The values shown are based on $15.44, the closing price of our Class A common stock on December 31, 2021.

Stock Vested in Fiscal 2021

The following table sets forth certain information for each NEO regarding the vesting of stock awards during the year ended December 31, 2021, including the aggregate value realized upon such exercise or vesting. The Company has not granted any option awards, and accordingly certain columns have been omitted from the table.

Name	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)
Steven Yi	612,585	$22,999,500
Eugene Nonko	612,585	22,999,500
Patrick Thompson	—	—
Tigran Sinanyan	64,632	2,262,738
Cort Carlson	22,526	424,584
Jeffrey Coyne	—	—
Cathy Cunningham	—	—
Keith Cramer	51,048	1,916,597
Amy Yeh	97,245	3,365,137

(1)

Reflects the total market value of shares that each NEO was entitled to receive upon the vesting of RSUs and RSAs during 2021, calculated based on the closing price of our Class A common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

In the event of a qualifying termination of employment and/or the occurrence of a change of control of the Company, certain of our NEOs are entitled to certain payments and benefits under their employment agreements, severance compensation agreements and/or our severance policies. For a detailed summary of these payments and benefits, see the section entitled “Employment and Severance Compensation Agreements” that follows the table below.

Termination Following Change of Control

The table below sets forth information regarding the estimated payments and benefits that each NEO would have received in the hypothetical event that such NEO’s employment had been terminated by us without cause, or such NEO had resigned for “good reason,” as of December 31, 2021, upon a change of control of the Company occurring on that date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed could be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Salary-Based Severance Payments(1)	Incentive- Based Severance Payments(2)	Stock Awards(3)	Continuation of Benefits(4)	Total Estimated Payments
Steven Yi	$825,000	$825,000	$18,916,779	$46,466	$20,613,245
Eugene Nonko	825,000	825,000	18,916,779	46,466	20,613,245
Patrick Thompson	675,000	137,500	5,069,724	29,975	5,912,199
Tigran Sinanyan	—	—	—	—	—
Cort Carlson	412,500	55,000	1,362,302	46,466	1,876,268
Jeffrey Coyne	562,500	125,000	463,200	46,466	1,150,792
Cathy Cunningham	525,000	100,000	297,220	46,466	968,686
Keith Cramer	450,000	275,000	2,781,501	46,157	3,552,658
Amy Yeh	450,000	200,000	3,472,641	32,569	4,155,210

(1)	Represents payment of an amount equal to eighteen months of base salary for each NEO, which would have been payable in a lump sum on the date of termination.

(2)

Represents payment of an amount equal to the target incentive that each named executive officer would have been entitled to receive for the full year of 2021 based on achievement of 100% of the applicable performance goals (1.5 times the target incentive in the case of Messrs. Yi and Nonko), which would have been payable in a lump sum on the date of termination. For Messrs. Thompson and Coyne and Ms. Cunningham, such amounts are prorated for the period in 2021 in which such NEO was employed by us, subject to a six month minimum, and in the case of Ms. Cunningham to a minimum payout of $100,000.

(3)

Represents the aggregate market value of unvested RSUs held by each NEO as of December 31, 2021 based on the closing price of our Class A common stock on such date, which was $15.44 per share. Such RSUs would have become immediately vested, and would have been settled by delivery of shares of our Class A common stock.

(4)

Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 18 months following the date of termination, calculated based upon the premiums for such benefits in effect as of December 31, 2021. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

Other Qualifying Terminations

The table below sets forth information regarding the estimated payments and benefits that each NEO would have received in the hypothetical event that such NEO’s employment had been terminated by us without cause, or such NEO had resigned for “good reason,” as of December 31, 2021, in the absence of a change in control of the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed above, any actual amounts paid or distributed could be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

Name	Salary-Based Severance Payments(1)	Incentive- Based Severance Payments(2)	Stock Awards(3)	Continuation of Benefits(4)	Total Estimated Payments
Steven Yi	$825,000	$825,000	$14,187,492	$46,466	$15,883,958
Eugene Nonko	825,000	825,000	14,187,492	46,466	15,883,958
Patrick Thompson	450,000	137,500	2,655,680	19,983	3,263,163
Tigran Sinanyan	—	—	—	—	—
Cort Carlson	275,000	55,000	—	30,977	360,977
Jeffrey Coyne	375,000	125,000	—	30,977	530,977
Cathy Cunningham	350,000	100,000	—	30,977	480,977
Keith Cramer	300,000	275,000	—	30,771	605,771
Amy Yeh	300,000	200,000	—	21,713	521,713

(1)

Represents payment of an amount equal to eighteen months of base salary for Messrs. Yi and Nonko, and twelve months of base salary for the other NEOs, which would have been payable through salary continuation.

(2)

Represents payment of an amount equal to the target incentive that each named executive officer would have been entitled to receive for the full year of 2021 based on achievement of 100% of the applicable performance goals, which would have been payable in a lump sum on the date of termination. For Messrs. Thompson and Coyne and Ms. Cunningham, such amounts are prorated for the period in 2021 in which such NEO was employed by us, subject to a six month minimum, and in the case of Ms. Cunningham to a minimum payout of $100,000.

(3)

For Messrs. Yi and Nonko, represents the aggregate market value of unvested RSUs that would have vested during the eighteen month period following the date of termination, and for Mr. Thompson represents the aggregate market value of the unvested portion of his Make Whole Award (as defined under “Employment and Severance Compensation Agreements” below), in each such case based on the closing price of our Class A common stock on December 31, 2021, which was $15.44 per share. Such RSUs would have become immediately vested, and would have been settled by delivery of shares of our common stock.

(4)

Represents an estimate of the total cost of company-paid premiums for continuation of medical, dental, vision and long-term disability benefits for a period of 12 months following the date of termination

(18 months for Messrs. Yi and Nonko), calculated based upon the premiums for such benefits in effect as of December 31, 2021. The actual cost of health benefits may vary during the benefits continuation period depending upon the overall premium rates that we would be required to pay under our health benefit programs.

Employment and Severance Compensation Agreements

Steven Yi and Eugene Nonko

In 2020, in connection with the IPO, the Company and QuoteLab, LLC entered into amended and restated employment agreements with Messrs. Yi and Nonko, in light of the scope and complexity of their public company roles and job responsibilities as the leaders of our business. Each executive’s employment agreement sets forth his base salary and target annual bonus (equal to 100% of base salary), and provides for eligibility to participate in our employee benefit plans generally. See “—Summary Compensation Table” above for information on base salaries and annual bonuses paid to Messrs. Yi and Nonko for fiscal 2019, 2020 and 2021. The executive’s annual base salary rate will be reviewed annually, and may be increased but not decreased. In March 2022, these employment agreements were amended to provide that, commencing with bonuses for fiscal 2022, any cash incentive bonuses payable to such executive shall be paid in shares of the Company’s Class A common stock. Such amendments will be effectuated by issuing to each such executive, concurrent with the Committee’s approval of the annual cash incentive bonus program for the Company’s other executives for such year, performance-based RSUs with vesting provisions and targets that mirror the terms of the annual cash incentive bonus program approved by the Committee for the other executives.

Under the employment agreements, upon a termination of employment for any reason, the executive will be entitled to any earned but unpaid amounts, including base salary through the date of termination; an annual bonus for any fiscal year preceding the fiscal year in which termination occurs, payable on the date bonuses are paid to our other senior executives; any unreimbursed business expenses incurred through the date of termination; any accrued but unused vacation time; and any other amounts or benefits required to be paid or provided either by law or under any employer plan or program (collectively, the “Accrued Obligations”).

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement and described below), the executive will additionally be entitled to the following, subject to his delivery of a release of claims in favor of the Company and its affiliates and his material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in his amended employment agreement:

•	cash severance equal to 18 months’ base salary, at the rate in effect at the time of termination;

•

a severance bonus for the calendar year during which the termination occurs, equal to (x) the executive’s target bonus multiplied by (y) a fraction, the numerator of which is equal to the number of days worked during the calendar year plus 183 days, and the denominator of which is the total number of days in the calendar year, subject to a 12-month minimum;

•	the executive will receive 18 months of service credit under the time-based equity awards he then holds; and

•

employer contributions to the premium cost for COBRA coverage for the executive and his eligible dependents until the 18-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).

Such base salary and prorated bonus would be paid over the severance period, except in the event of a change of control, in which event they would be paid in a lump sum. The executive will also be eligible to receive such severance if, within three months preceding or 12 months following, a change of control (as defined in the Omnibus Incentive Plan) (the “Change of Control Protection Period”), the executive’s employment is terminated due to the expiration and non-renewal by us of the term of his amended employment agreement. In addition, if during the Change of Control Protection Period, the executive’s employment is terminated by us without cause, by him for good reason, or due to the expiration and non-renewal by us of the term of his employment agreement, the executive will be entitled to full vesting of the time-based equity awards he then holds.

Under the executive’s employment agreement, “cause” generally means the executive’s:

•

plea of guilty or nolo contendere to, or indictment for, any felony, or conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on the Company or any of its subsidiaries;

•	commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against the Company or any of its subsidiaries;

•	failure for any reason, after 10 days’ written notice, to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of the employer;

•

chronic absence from work, other than for medical reasons, or a breach of his obligation to devote his business time, attention and efforts to the business (unless approved by the Board of Directors in writing, or cured by the executive within 10 days following notice from his employer of the event);

•	use of illegal drugs that has materially affected the performance of his duties (unless the event is cured by the executive within 10 days following notice from his employer of the event);

•

gross negligence or willful misconduct in his duties that has caused substantial injury to the Company (unless the event is cured by the executive within 10 days following notice from his employer of the event); or

•

breach of any non-competition, non-solicitation, and/or confidentiality provision or any material breach of any proprietary or confidential information or assignment of inventions agreement between the executive and the Company or any of its subsidiaries (unless the event is cured by the executive within 10 days following notice from his employer of the event).

Under the executive’s employment agreement, “good reason” generally means the occurrence of any of the following events without the consent of the executive, unless such events are fully corrected by the employer within 30 days following written notice, and provided that the executive gives written notice of his resignation within 30 days after his actual knowledge of the event and the executive actually terminates his employment within 30 days following the expiration of the employer’s cure period:

•

reduction in the amount of the executive’s base salary rate or target bonus opportunity (other than an across-the-board reduction in the salary level or target bonus opportunities of our senior executives as a group by the same percentage amount and approved by the Board of Directors or the Compensation Committee);

•	change in the executive’s titles, reporting requirements or reduction in his responsibilities materially inconsistent with the positions he holds;

•	change in the executive’s place of work to a location more than 25 miles from his present place of work; or

•	material breach of the Company’s obligations under the employment agreement.

Patrick Thompson

In November 2021, the Company and QuoteLab, LLC entered into an employment agreement with Mr. Thompson, providing for an initial base salary of $450,000 per year; an initial target annual bonus opportunity of $275,000 per year; an initial RSU award with a grant date value of $2,500,000, vesting over a four-year period; an additional RSU award with a grant date value of $2,750,000 (the “Make-Whole Award”), vesting over a two-year period, to partially compensate for vesting of equity awards that Mr. Thompson forfeited by leaving his previous employer; and severance payable to Mr. Thompson under certain circumstances. The employment agreement provides that his annual base salary rate would be reviewed annually, and may be increased but not decreased.

In addition, under his employment agreement, Mr. Thompson is eligible (subject to his delivery of a release of claims in favor of the Company and its affiliates, as well as his material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in his employment agreement) to receive the following severance if his employment was terminated by us without “cause” or by him for “good reason” (as such terms are defined in his employment agreement, substantially similar to the definitions of such terms in Messrs. Yi and Nonko’s employment agreements):

•	the Accrued Obligations;

•	cash severance equal to 12 months’ base salary, at the rate in effect at the time of termination;

•	a prorated portion of his annual bonus for the year of termination (subject to a six-month minimum);

•	vesting of any portion of the Make Whole Award remaining unvested as of the date of termination; and

•

employer contributions to the premium cost for COBRA coverage for the executive and his eligible dependents until the 12-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).

If, within three months preceding or 12 months following, a change of control (as defined in the Omnibus Incentive Plan), Mr. Thompson’s employment is terminated (x) by us without “cause,” (y) by him for “good reason,” or (z) due to the expiration and non-renewal by us of the term of his employment agreement, his severance would instead equal 18 months’ base salary; up to 18 months of employer contributions to the premium cost for COBRA coverage; a prorated portion of his annual bonus for the year of termination (subject to a six-month minimum); and full vesting of the time-based equity awards he then holds. Such base salary and prorated bonus would be paid in a lump sum upon the change of control.

Tigran Sinanyan

In connection with the IPO, the Company and QuoteLab, LLC entered into a new employment agreement with Mr. Sinanyan, setting forth his base salary, target annual bonus (equal to 80% of base salary) and severance payable to Mr. Sinanyan under certain circumstances. The employment agreement provided that his annual base salary rate would be reviewed annually, and may be increased but not decreased.

In addition, under his employment agreement, Mr. Sinanyan was eligible (subject to his delivery of a release of claims in favor of the Company and its affiliates, as well as his material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in his employment agreement) to receive the following severance if his employment was terminated by us without “cause” or by him for “good reason” (as such terms are defined in his employment agreement, substantially similar to the definitions of such terms in Messrs. Yi and Nonko’s employment agreements):

•	the Accrued Obligations;

•	cash severance equal to 12 months’ base salary, at the rate in effect at the time of termination;

•	a prorated portion of his annual bonus for the year of termination (subject to a six-month minimum); and

•

employer contributions to the premium cost for COBRA coverage for the executive and his eligible dependents until the 12-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).

If, within three months preceding or 12 months following, a change of control (as defined in the Omnibus Incentive Plan), Mr. Sinanyan’s employment was terminated (x) by us without “cause,” (y) by him for “good reason,” or (z) due to the expiration and non-renewal by us of the term of his employment agreement, his severance would instead equal 18 months’ base salary; up to 18 months of employer contributions to the premium cost for COBRA coverage; a prorated portion of his annual bonus for the year of termination (subject to a six-month minimum); and full vesting of the time-based equity awards he then held. Such base salary and prorated bonus would be paid in a lump sum upon the change of control. Mr. Sinanyan would also be entitled to payment of any withheld distributions under QL Holdings LLC’s limited liability company agreement upon any of the foregoing qualifying terminations of employment.

Mr. Sinanyan resigned as our Chief Financial Officer effective October 1, 2021. In connection with such resignation, Mr. Sinanyan did not receive any of the severance benefits under his employment agreement referenced above.

Severance Compensation Agreements and Policy

In February 2021, the Company and QuoteLab, LLC entered into severance compensation agreements with Mr. Cramer and Ms. Yeh, which provide for severance payable to such NEO under certain circumstances. Under such agreements, the NEO is eligible (subject to delivery of a release of claims in favor of the Company and its affiliates, as well as the NEO’s material compliance with certain noncompetition, nonsolicitation and other restrictive covenants set forth in the agreement) to receive the following severance if such NEO’s employment was terminated by us without “cause” or by the NEO for “good reason” (as such terms are defined in the agreement):

•	the Accrued Obligations;

•	cash severance equal to 12 months’ base salary, at the rate in effect at the time of termination;

•	a prorated portion of such NEO’s annual bonus for the year of termination (subject to a six-month minimum); and

•

employer contributions to the premium cost for COBRA coverage for the executive and eligible dependents until the 12-month anniversary of the executive’s termination (or, if earlier, until the executive obtains other employment that offers group health benefits or is otherwise no longer eligible for COBRA coverage).

If, within three months preceding or 12 months following, a change of control (as defined in the Omnibus Incentive Plan), such NEO’s employment was terminated (x) by us without “cause,” or (y) by the NEO for “good reason,” the NEO’s severance would instead equal 18 months’ base salary; up to 18 months of employer contributions to the premium cost for COBRA coverage; a prorated portion of the NEO’s annual bonus for the year of termination (subject to a six-month minimum); and full vesting of the time-based equity awards then held. Such base salary and prorated bonus would be paid in a lump sum upon the change of control. The NEO would also be entitled to payment of any withheld distributions under QL Holdings LLC’s limited liability company agreement upon any of the foregoing qualifying terminations of employment.

The Board has adopted a severance policy for executives having substantially the same terms as the Severance Compensation Agreements with Mr. Cramer and Ms. Yeh, which would be applicable to Ms. Cunningham and Messrs. Carlson and Coyne.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, below is (i) the 2021 annual total compensation of our Chief Executive Officer,

Mr. Yi; (ii) the 2021 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee, and (iv) the methodology we used to calculate our CEO pay ratio:

CEO Annual Total Compensation	$1,018,780
Median Employee Total Annual Compensation	$301,732
CEO to Median Employee Pay Ratio	3.4-to-1

Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

Methodology

Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Our methodology and process are explained below:

(1)

Determined Employee Population. We began with our global employee population as of December 31, 2021, including full-time and part-time workers employed by our company or consolidated subsidiaries, but excluding our CEO.

(2)

Identified the Median Employee. To identify the median employee, we calculated compensation for each employee using (i) base annual salary including estimated overtime pay as of December 31, 2021, (ii) cash incentives earned for 2021, (iii) the grant date value of RSU awards granted to the employee during 2021, and (iv) contributions made to such employee’s 401(k) account or SEP-IRA, if applicable. We annualized the compensation of all full-time and part-time employees who were not employed by us for all of 2021. Compensation paid in foreign currency was translated to the U.S. dollar equivalent based on foreign exchange rates as of December 31, 2021.

(3)

Calculated CEO Pay Ratio. We calculated our median employee’s annual total compensation for 2021 in accordance with SEC rules for preparing the Summary Compensation Table. We compared the median employee’s compensation to our CEO’s annual total compensation in the Summary Compensation Table to determine the pay ratio shown above.

PROPOSAL 4: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY

OF STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. This proposal, which is commonly referred to as “say-on-frequency,” allows our stockholders to vote for a frequency of every one, two, or three years, or to abstain from voting.

After careful consideration, the Board of Directors believes that the executive compensation advisory vote should be held every three years, and therefore our Board of Directors recommends that you vote for a frequency of every THREE YEARS for future executive compensation advisory votes.

The Board of Directors believes that a once every three years, or triennial, executive compensation advisory vote is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a more informed and thoughtful manner based on a long-term analysis of our compensation program; and (ii) it would avoid placing too much emphasis on the results or actions of a single year and would instead allow our stockholders to make a more meaningful evaluation of our performance compared to our compensation practices. A triennial vote would also give our Board of Directors sufficient time to engage with stockholders to better understand their views about executive compensation and respond effectively to their concerns. Independent of the timing of the executive compensation advisory vote, we encourage stockholders to contact the Board of Directors at any time to provide feedback about corporate governance and executive compensation matters.

As an advisory vote, this proposal is not binding, and our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently. However, our Board of Directors and Nominating and Corporate Governance Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.

The Board unanimously recommends that stockholders vote, on an advisory basis, to hold future advisory votes on the compensation of our named executive officers every THREE YEARS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our capital stock, as of March 24, 2022, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our outstanding common stock;

•	each of our named executive officers and directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules of the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

We have based our calculation of the percentage of beneficial ownership on 41,536,265 shares of our Class A common stock outstanding and entitled to vote and 19,561,718 shares of our Class B common stock outstanding as of the record date.

To our knowledge, each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. Unless otherwise set forth in the footnotes to the table, the address for each listed stockholder is c/o MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power
Name of Beneficial Owner	Number	%	Number	%	%
Named Executive Officers and Directors:
Steven Yi(1)	554,238	1%	46,166	*	*
Eugene Nonko(2)	629,826	2%	3,970,051	21%	8%
Patrick Thompson(3)	56,426	*	—	0%	*
Tigran Sinanyan(4)	338,696	*	—	0%	*
Cort Carlson(5)	58,628	*	—	0%	*
Jeffrey Coyne(6)	5,462	*	—	0%	*
Cathy Cunningham	—	0%	—	0%	*
Keith Cramer(7)	35,392	*	248,050	1%	*
Amy Yeh(8)	83,529	*	151,913	*	*
Venmal (Raji) Arasu(9)	16,057	*	—	0%	*
Anthony Broglio(10)	—	0%	—	0%	0%
Christopher Delehanty(11)	—	0%	—	0%	0%
David Lowe(12)	—	0%	—	0%	0%
Jennifer Moyer(13)	—	0%	—	0%	0%
Lara Sweet(14)	16,057	*	—	0%	*
Kathy Vrabeck(15)	16,057	*	—	0%	*
All Directors and Executive Officers as a Group (12 persons)(16)	1,471,672	4%	4,416,180	23%	10%

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power
Name of Beneficial Owner	Number	%	Number	%	%
Greater than 5% Stockholders:
White Mountains(17)	16,939,998	41%	—	0%	28%
Insignia(18)	—	0%	8,774,694	45%	14%
Kayne Anderson Rudnick Investment Management LLC(19)	6,542,129	16%	—	0%	11%
The Vanguard Group(20)	1,992,296	5%	—	0%	3%
OBF Investments, LLC(21)	—	0%	3,923,885	20%	6%
Ambrose Wang(22)	—	0%	2,000,000	10%	3%

*	Less than 1%
(1)	Includes 153,146 shares of Class A Common Stock that are issuable to Mr. Yi within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.
(2)

Consists of (i) 476,680 shares of Class A Common Stock held by Mr. Nonko, (ii) 3,970,051 shares of Class B Common Stock held by O.N.E. Holdings, LLC, and (iii) 153,146 shares of Class A Common Stock issuable to Mr. Nonko within 60 days following March 24, 2022 upon the vesting and settlement of RSUs. Mr. Nonko is the managing member of O.N.E. Holdings, LLC, which is owned by trusts for the benefit of Mr. Nonko and his immediate family.

(3)

Includes 32,336 shares of Class A Common Stock that are issuable to Mr. Thompson within 60 days following March 24, 2022 upon the vesting and settlement of RSUs. Mr. Thompson joined the Company as Chief Financial Officer and Treasurer on December 6, 2021.

(4)	Consists of 338,696 shares of Class A Common Stock held by Mr. Sinanyan. Mr. Sinanyan resigned as the Company’s Chief Financial Officer and Treasurer effective October 1, 2021.
(5)

Includes 5,670 shares of Class A Common Stock that are issuable to Mr. Carlson within 60 days following March 24, 2022 upon the vesting and settlement of RSUs. Mr. Carlson served as the Company’s Interim Principal Financial and Accounting Officer from November 2, 2021 to December 6, 2021.

(6)	Consists of 5,462 shares of Class A Common Stock that are issuable to Mr. Coyne within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.
(7)

Consists of (i) 14,824 shares of Class A Common Stock held by Mr. Cramer, (ii) 248,050 shares of Class B Common Stock held by Mr. Cramer, and (iii) 20,568 shares of Class A Common Stock issuable to Mr. Cramer within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.

(8)

Consists of (i) 61,969 shares of Class A Common Stock held by Ms. Yeh, (ii) 151,913 shares of Class B Common Stock held by Ms. Yeh, and (iii) 21,560 shares of Class A Common Stock issuable to Ms. Yeh within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.

(9)	Includes 9,478 shares of Class A Common Stock that are issuable to Ms. Arasu within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.
(10)	Mr. Broglio is a Partner and member of the Investment Committee of Insignia. Mr. Broglio disclaims beneficial ownership of the securities held by Insignia.
(11)	Mr. Delehanty is a senior leader of White Mountains. Mr. Delehanty disclaims beneficial ownership of the securities held by White Mountains.
(12)	Mr. Lowe is a Partner and member of the Investment Committee of Insignia. Mr. Lowe disclaims beneficial ownership of the securities held by Insignia.
(13)	Ms. Moyer is a senior leader of White Mountains. Ms. Moyer disclaims beneficial ownership of the securities held by White Mountains.
(14)	Includes 9,478 shares of Class A Common Stock that are issuable to Ms. Sweet within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.
(15)	Includes 9,478 shares of Class A Common Stock that are issuable to Ms. Vrabeck within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.

(16)	Includes 420,322 shares of Class A Common Stock that are issuable to such persons within 60 days following March 24, 2022 upon the vesting and settlement of RSUs.
(17)

Reflects shares held by Bridge Holdings (Bermuda) Ltd. And White Mountains Investments (Luxembourg) S.à r.l., both of which are wholly owned subsidiaries of White Mountains Insurance Group Ltd. The board of directors and senior officers of White Mountains Insurance Group Ltd. Exercise joint voting and investment control over the securities held by Bridge Holdings (Bermuda) Ltd. And White Mountains Investments (Luxembourg) S.à r.l. The members of such board of directors and such senior officers disclaim beneficial ownership with respect to such securities. The principal business address for White Mountains is 23 South Main Street, Suite 3B, Hanover, NH 03755.

(18)

Reflects shares of Class B common stock held directly by Insignia A QL Holdings, LLC (“Insignia A”) and Insignia QL Holdings, LLC (“Insignia QL”). Insignia Capital Partners (Parallel A), L.P. (“Parallel A”) and Insignia Capital Partners (AIV), L.P. (“Insignia AIV”) are members of Insignia A having the power to appoint the majority of the board of managers of Insignia A. Insignia Capital Partners, L.P. (“Insignia Capital” and together with Parallel A and Insignia AIV, the “Insignia Fund”) is the managing member of Insignia QL. Insignia Capital Partners GP, LLC (“Insignia GP”) is the general partner of the Insignia Fund. The three member Investment Committee of Insignia GP, comprised of David Lowe, Anthony Broglio and Melvyn Deane, exercises voting and investment control over the securities held directly by Insignia A and Insignia QL, which acts by a majority vote of its members. Consequently, the Insignia Fund and Insignia GP may be deemed to beneficially own the securities held directly by Insignia A and Insignia QL. Messrs. Lowe, Broglio and Deane disclaim beneficial ownership of the securities held directly by Insignia A and Insignia QL. The principal business address of Insignia A, Insignia QL, the Insignia Fund and Insignia GP is 1333 North California Boulevard, Suite 520, Walnut Creek, CA 94596.

(19)

Reflects beneficial ownership as reported in an amended Schedule 13G/A filed with the SEC on February 11, 2022 by Kayne Anderson Rudnick Investment Management LLC (“Kayne”), Virtus Investment Advisers, Inc. (“Virtus Investments”) and Virtus Equity Trust, on behalf of Virtus KAR Small Cap Growth Fund (“Virtus KAR”). For these purposes, (i) Kayne has sole voting power with respect to 1,614,295 shares of Class A common stock, shared voting power with respect to 4,736,434 shares of Class A common stock, sole dispositive power with respect to 1,805,695 shares of Class A common stock, and shared dispositive power with respect to 4,736,434 shares of Class A common stock; (ii) Virtus Investments has shared voting power with respect to 4,736,434 shares of Class A common stock and shared dispositive power with respect to 4,736,434 shares of Class A common stock; and (iii) Virtus KAR has shared voting power with respect to 4,646,036 shares of Class A common stock and shared dispositive power with respect to 4,646,036 shares of Class A common stock. The principal business address of Kayne is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067, the principal business address of Virtus Investments is One Financial Plaza, Hartford, CT 06103, and the principal business address of Virtus KAR is 101 Munson Street, Greenfield, MA 01301.

(20)

Reflects beneficial ownership as reported in a Schedule 13G filed with the SEC on February 10, 2022 by The Vanguard Group. The Vanguard Group has shared voting power with respect to 37,532 shares of Class A common stock, sole dispositive power with respect to 1,940,479 shares of Class A common stock, and shared dispositive power with respect to 51,817 shares of Class A common stock. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(21)

Reflects shares of Class B common stock held directly by OBF Investments, LLC (“OBF”), which is owned by trusts for the benefit of Mr. Yi and members of his family. Jason Heiling, as Managing Member of OBF, may be deemed to have sole voting and dispositive power over such shares. Mr. Heiling disclaims beneficial ownership of the securities held by OBF. The principal business address of OBF is 202 South Minnesota Street, Carson City, NV 89703.

(22)

Consists of shares of Class B Common Stock held by Wang Family Investments, LLC. Mr. Wang is the managing member of Wang Family Investments, LLC, which is owned by trusts for the benefit of Mr. Wang and his immediate family.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports and any amendments thereto furnished to us during or with respect to our most recent fiscal year, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were satisfied, except for (a) a Form 4 report related to a sale of Class A common stock and exchange of Class B-1 Units, together with shares of Class B Common Stock, for shares of Class A Common Stock, by Mr. Sinanyan which report should have been filed by September 1, 2021 but due to an administrative oversight was filed late by one day on September 2, 2021; (b) Form 4 reports related to vesting of time-based RSUs of Messrs. Yi and Nonko and Ms. Vrabeck, Ms. Sweet, and Ms. Arasu, which reports should have been filed by February 1, 2022 but due to an administrative oversight were inadvertently filed late on February 14, 2022; and (c) a Form 4 report related to a grant of RSUs to Mr. Coyne which report should have been filed by August 17, 2021, but due to an administrative oversight was inadvertently filed late on March 17, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our executive officers and directors which are described elsewhere in this Proxy Statement, below we describe transactions since January 1, 2021 to which we were or will be a participant and in which:

•	The amounts involved exceeded or will exceed $120,000; and

•

Any of our directors, executive officers or holders of more than 5% of our outstanding voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

In connection with our IPO reorganization, we engaged in certain transactions with White Mountains, Insignia, the Founders and the other Senior Executives. Each of White Mountains, Insignia and Mr. Nonko is a beneficial owner of 5% or more of our voting securities through ownership of shares of our Class A common stock and/or Class B common stock.

As used herein, unless otherwise noted or the context requires otherwise:

Certain Terms

For purposes of the discussion under this “Certain Relationships and Related Party Transactions” heading, the capitalized terms below have the following meanings:

•	“Intermediate Holdco” means Guilford Holdings, Inc., our wholly owned subsidiary and the owner of all Class A-1 units of QL Holdings LLC, after giving effect to the IPO reorganization.

•

“IPO reorganization” means the series of reorganization transactions completed on October 27, 2020 in connection with our IPO, as described under “Organizational structure—Fourth amended and restated limited liability company agreement of QL Holdings LLC” in our registration statement on Form S-1 (File No. 333-254338), which was declared effective by the SEC on March 18, 2021.

•

“Pre-IPO Leveraged Distribution” means the distribution by QuoteLab, LLC of a portion of the proceeds from its 2020 term loan facility to QL Holdings LLC, which in turn distributed such proceeds to the pre-IPO members of QL Holdings LLC.

•

“Selling Class B-1 Unit Holders” means Insignia, the Senior Executives, and the Legacy Profits Interests Holders, who sold a portion of their Class B-1 units to Intermediate Holdco in connection with the IPO.

Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC

We operate our business through QL Holdings LLC, together with its subsidiaries. The operations of QL Holdings LLC, and the rights and obligations of its members are governed by the fourth amended and restated limited liability company agreement of QL Holdings LLC. Through our wholly owned subsidiary, Intermediate Holdco, we serve as sole managing member of QL Holdings LLC. As such, we control its business and affairs and are responsible for the management of its business.

The following is a description of the material terms of the fourth amended and restated limited liability company agreement.

Governance

Through our wholly owned subsidiary, Intermediate Holdco, we serve as sole managing member of QL Holdings LLC. As such, we control its business and affairs and are responsible for the management of its business. No other members of QL Holdings LLC, in their capacity as such, have any authority or right to control the management of QL Holdings LLC or to bind it in connection with any matter.

Voting and Economic Rights of Members

QL Holdings LLC has two classes of outstanding equity: Class A-1 units, which may only be issued to our wholly owned subsidiary, Intermediate Holdco, as sole managing member, and Class B-1 units. We refer to these Class A-1 units and Class B-1 units of QL Holdings LLC, collectively, as QL units. Insignia and the Senior Executives hold Class B-1 Units. The Class A-1 units and Class B-1 units entitle their holders to equivalent economic rights, meaning an equal share in the profits and losses of, and distributions from, QL Holdings LLC. Holders of Class B-1 units have no voting rights as it pertains to QL Holdings LLC, except for the right to approve certain amendments to the fourth amended and restated limited liability company agreement.

Net profits and losses of QL Holdings LLC generally will be allocated, and distributions will be made, to its members pro rata in accordance with the number of QL units (Class A or Class B, as the case may be) they hold. Accordingly, based on their holdings as of December 31, 2021, net profits and net losses of QL Holdings LLC will be allocated, and distributions will be made, approximately 67.9% to us and approximately 32.1% to the holders of Class B-1 units.

Subject to the availability of net cash flow at the QL Holdings LLC level and to applicable legal and contractual restrictions, we intend to cause QL Holdings LLC to distribute to Intermediate Holdco cash payments (and, if applicable, cause Intermediate Holdco to declare and pay a dividend to us in the same amount) for the purposes of funding tax obligations in respect of any net taxable income that is allocated to us as a member of QL Holdings LLC, to fund dividends, if any, declared by us and to make any payments due under the tax receivables agreement, as described below. See “—Tax consequences.” QL Holdings LLC will be required to make pro rata distributions to each other member of QL Holdings LLC, as and when QL Holdings LLC makes any distribution to Intermediate Holdco. Regardless of whether QL Holdings LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to holders of our Class A common stock will be made by our board of directors. We do not, however, expect to declare or pay any cash or other dividends in the foreseeable future on our Class A common stock, as we intend to reinvest any cash flow generated by operations in our business. Class B common stock will not be entitled to any dividend payments.

Coordination of MediaAlpha, Inc. and QL Holdings LLC

Whenever we issue one share of Class A common stock for cash, the net proceeds will be promptly contributed to Intermediate Holdco and then in turn to QL Holdings LLC, in exchange for one Class A-1 unit of QL Holdings LLC. Alternatively, from time to time, we may, at our election, transfer the net proceeds of the issuance of shares of Class A common stock to a holder of Class B-1 units of QL Holdings LLC in exchange for their Class B-1 unit and a share of our Class B common stock in order to satisfy our obligations under the exchange agreement (in lieu of issuing a share of Class A common stock to such exchanging Class B-1 unitholder). See “—Exchange Agreement” for additional information regarding the exchange process. However, the Class B-1 unitholders cannot require us to pay cash for their Class B-1 units under the exchange agreement. In the event we elect to pay cash for a Class B-1 unit, QL Holdings LLC will cancel such exchanged Class B-1 unit and issue to Intermediate Holdco one Class A-1 unit. If we issue other classes or series of equity securities, we will contribute to Intermediate Holdco, and then in turn to QL Holdings LLC, the net proceeds we receive in connection with such issuance, and QL Holdings LLC will issue to Intermediate Holdco an equal number of equity securities with designations, preferences and other rights and terms that are substantially the same as our newly issued equity securities. Conversely, if we repurchase any shares of Class A common stock (or equity securities of other classes or series) for cash, QL Holdings LLC will, immediately prior to our repurchase, redeem an equal number of Class A-1 units (or its equity securities of the corresponding classes or series), upon the same terms and for the same price, as the shares of our Class A common stock (or our equity securities of such other classes or series) that are repurchased. Common units and shares of our common stock will be subject to equivalent stock splits, dividends and reclassifications.

We do not conduct any business other than the management and ownership of QL Holdings LLC through our wholly owned subsidiary, Intermediate Holdco, or own any other material assets (other than on a temporary basis), although we may take such actions and own such assets as are necessary to comply with applicable law, including compliance with our responsibilities as a public company under the U.S. federal securities laws, and may incur indebtedness and take other actions if we determine that doing so is in our best interest.

Issuances of Class A-1 and Class B-1 Units

Class A-1 units may be issued only to our wholly owned subsidiary, Intermediate Holdco, as sole managing member of QL Holdings LLC. Class B-1 units may be issued only to persons or entities we permit, which immediately following the completion of the IPO, included Insignia and the Senior Executives. Such issuances shall be made in exchange for cash or other consideration. Class B-1 units may not be transferred as Class B-1 units except to certain permitted transferees and in accordance with the restrictions on transfer set forth in the fourth amended and restated limited liability company agreement of QL Holdings LLC. Any such transfer must be accompanied by the transfer of an equal number of shares of our Class B common stock.

Exculpation and Indemnification

The fourth amended and restated limited liability company agreement of QL Holdings LLC contains provisions limiting the liability of QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates to QL Holdings LLC or any of its members. Moreover, the fourth amended and restated limited liability company agreement contains broad indemnification provisions for QL Holdings LLC’s members (including Intermediate Holdco, our wholly owned subsidiary), officers and their respective affiliates. Because QL Holdings LLC is a limited liability company, these provisions are not subject to the limitations on exculpation and indemnification contained in the DGCL with respect to the indemnification that may be provided by a Delaware corporation to its directors and officers.

Tax Consequences

QL Holdings LLC unitholders, including us (indirectly through Intermediate Holdco), generally incur U.S. federal, state and local income taxes on their allocable shares of any net taxable income of QL Holdings LLC. The fourth amended and restated limited liability company agreement of QL Holdings LLC provides for pro rata cash distributions to its members to cover (i) our U.S. federal, state and local tax obligations in respect of our allocable share of QL Holdings LLC’s taxable income and (ii) our obligations under the tax receivables agreement. In addition, the fourth amended and restated limited liability company agreement of QL Holdings LLC also provides for (in certain cases) tax distributions for a fiscal quarter to its other members in respect of their pre-exchange allocable share of QL Holdings LLC’s taxable income for such fiscal quarter relating to Class B-1 Units (if any) transferred to us by them (pursuant to the exchange agreement) before the applicable tax distribution date.

QL Holdings LLC intends that an election under Section 754 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), will be effective for 2020 and future taxable years. We expect that, as a result of this election, our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC in connection with the IPO, as well as any post-IPO exchanges of Class B-1 units of QL Holdings LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), will increase our share of the tax basis of the tangible and intangible assets of QL Holdings LLC, which will increase the tax depreciation and amortization deductions available to us and could create other tax benefits. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

Any such deductions or other tax benefits (including additional tax benefits created as a result of payments under the tax receivables agreement itself) could reduce the amount of cash taxes that we would otherwise be required to pay in the future. We will be required to pay 85% of such cash tax reduction, if any, to the tax receivables agreement’s counterparties. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid. See “—Tax receivables agreement.”

Exchange Agreement

Immediately prior to the completion of the IPO, we entered into an exchange agreement with Insignia and the Senior Executives, each of which hold Class B-1 units. Pursuant to and subject to the terms of the exchange agreement and the fourth amended and restated limited liability company agreement of QL Holdings LLC, holders of Class B-1 units, from time to time, may exchange one Class B-1 unit, together with the corresponding share of our Class B common stock, for one share of our Class A common stock (or, at our election, cash of an equivalent value).

Exchanges pursuant to the exchange agreement may be completed, unless otherwise directed by the holder of Class B-1 units, at the election of QL Holdings LLC, by us, Intermediate Holdco, or QL Holdings LLC. If Intermediate Holdco completes such exchange, we will contribute Class A common stock to Intermediate Holdco prior to the exchange. If QL Holdings completes such exchange, we will contribute Class A common stock to Intermediate Holdco and then in turn to QL Holdings LLC prior to the exchange. The amount of Class A common stock issued or conveyed will be subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications and other similar transactions.

Holders will not have the right to exchange Class B-1 units if we determine that such exchange would be prohibited by applicable law or regulation or would violate other agreements to which we may be subject or would pose a material risk that QL Holdings LLC would be treated as a “publicly traded partnership” for U.S. federal income tax purposes. If the IRS were to contend successfully that QL Holdings LLC should be treated as a “publicly traded partnership” for U.S. federal income tax purposes, QL Holdings LLC would be treated as a corporation for U.S. federal income tax purposes and thus would be subject to entity-level tax on its taxable income.

A holder that exchanges Class B-1 units will also be required to deliver an equal number of shares of our Class B common stock. In connection with each exchange, QL Holdings LLC will cancel the delivered Class B-1 units and (unless, at our election, cash of an equivalent value is delivered in lieu of Class A common stock) issue Class A-1 units to Intermediate Holdco on a one-for-one basis. Thus, as holders exchange their Class B-1 units for Class A common stock or cash, our indirect interest in QL Holdings LLC will increase.

We and the exchanging holder will each generally bear our own expenses in connection with an exchange, except that, subject to a limited exception, we are required to pay any transfer taxes, stamp taxes or duties or other similar taxes in connection with such an exchange.

As of March 24, 2022, we have reserved for issuance 19,561,718 shares of our Class A common stock for potential exchange in the future for Class B-1 units, which is the aggregate number of shares of Class B common stock outstanding as of that date.

Voting Rights of Class A Stockholders and Class B Stockholders

Each share of our Class A common stock or our Class B common stock will entitle its holder to one vote. As of March 24, 2022, our Class B stockholders collectively held approximately 31.8% of the total voting power of our common stock.

Tax Receivables Agreement

We expect to obtain an increase in our share of the tax basis of the tangible and intangible assets of QL Holdings LLC as a result of (i) our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC units from certain unitholders in connection with the IPO, (ii) certain post-IPO exchanges of Class B-1 units of QL Holdings LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock (or, at our election, cash of an equivalent value), and (iii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members. These increases in tax basis are expected to increase (for tax purposes) our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of cash taxes that we would otherwise be required to pay in the future. This existing and increased tax basis may also decrease gain (or increase loss) on future dispositions of certain assets to the extent tax basis is allocated to those assets. We expect to treat any such exchanges of Class B-1 units of QL Holdings LLC as our direct purchases of Class B-1 units from holders of Class B-1 units for U.S. federal income and other applicable tax purposes, regardless of whether such Class B-1 units are surrendered by such holders to QL Holdings LLC or to us directly in the exchange. See “—Fourth Amended and Restated Limited Liability Company Agreement of QL Holdings LLC—Tax Consequences.”

In connection with the IPO, we entered into the tax receivables agreement with Insignia, the Senior Executives, and White Mountains related to the tax basis step-up of the assets of QL Holdings LLC and certain net operating losses of Intermediate Holdco. The agreement requires us to pay Insignia and the Senior Executives 85% of the cash savings, if any, in U.S. federal, state and local income tax we realize (or are deemed to realize) as a result of (i) any increases in tax basis following our purchase (through Intermediate Holdco) of Class B-1 units of QL Holdings LLC from certain unitholders in connection with the IPO, as well as any post-IPO exchanges, (ii) the Pre-IPO Leveraged Distribution and other actual or deemed distributions by QL Holdings LLC to its members that result in tax basis adjustments to the assets of QL Holdings LLC, and (iii) certain other tax benefits attributable to payments under the tax receivables agreement itself.

The tax receivables agreement also requires us to pay White Mountains 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that we realize (or are deemed to realize) as a result of the utilization of the net operating losses of Intermediate Holdco attributable to periods prior to the IPO and the deduction of any imputed interest attributable to our payment obligations under the tax receivables agreement. We currently estimate that the amount of any such net operating losses is immaterial.

The obligations under the tax receivables agreement are our obligations and not obligations of QL Holdings LLC. We will benefit from the remaining 15% of any realized (or deemed to be realized) cash tax savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to use the tax benefits subject to the applicable tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below.

The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•

the fair market value of the depreciable and amortizable assets of QL Holdings LLC and the price of our Class A common stock at the time of any post-IPO offering and at the time of the exchange of Class B-1 units of QL Holdings LLC;

•	the extent to which such exchange of Class B-1 units of QL Holdings LLC is taxable—if an exchange is not taxable for any reason, increased tax deductions will not be available;

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the cash tax savings, described above, if any, as they are realized (or are deemed to be realized). Except in certain circumstances, if in a given taxable year we do not have taxable income before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the tax receivables agreement for that taxable year because no tax savings will have been realized (or are deemed to be realized).

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, if all of the Class B-1 units of QL Holdings LLC were acquired by us in taxable transactions on December 31, 2021 for a price of $15.44 (which is the last reported sale price of our Class A common stock as of December 31, 2021 on the NYSE) per Class B-1 unit of QL Holdings LLC, we estimate that the amount that we would be required to pay under the tax receivables agreement would have been approximately $176 million. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than this hypothetical amount, as potential future payments will vary depending on a number of factors, including those listed above. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivables agreement exceed the actual cash tax benefits that we realize in respect of the tax attributes subject to the tax receivables agreement or distributions to us by QL Holdings LLC are not sufficient to permit us to make payments under the tax receivables agreement after it has paid taxes. Payments under the tax receivables agreement are not conditioned on Insignia’s, the Senior Executives’, or White Mountains’ continued ownership of any of our equity.

Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make immediate payments to the tax receivables agreement’s counterparties equal to the present value of the anticipated future tax benefits. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully use such tax benefits. The benefits would be payable even though, in certain circumstances, no Class B-1 units of QL Holdings LLC have actually been exchanged and no net operating losses are actually used at the time of the accelerated payments. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated tax benefits and may be significantly greater than the benefits we eventually realize.

Although we are not aware of any issue that would cause the IRS or other relevant tax authorities to challenge potential tax basis increases or other tax benefits covered by the tax receivables agreement, were the IRS to successfully challenge the tax basis increases, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of the actual cash tax savings we ultimately realize. We might not determine whether we have effectively made such excess cash payments for a number of years following the time of such payments.

Registration Rights Agreement

In connection with the IPO, we entered into a registration rights agreement with certain of our pre-IPO existing investors, including White Mountains, Insignia, and the Senior Executives, to register for sale under the Securities Act of 1933, as amended (“Securities Act”), shares of our Class A common stock, including those delivered in exchange for Class B-1 units of QL Holdings LLC in the circumstances described above. Subject to certain conditions and limitations, this agreement provides White Mountains, Insignia, and the Senior Executives with certain registration rights as described below. As of March 24, 2022, 37,397,362 shares of Class A common stock, including shares reserved for potential exchanges of Class B-1 units, are entitled to these registration rights.

Demand Registration Rights

Each of Insignia and the Founders (treating the Founders, collectively, as a single stockholder for this purpose) have the right to demand that we file up to two registration statements on Form S-1 and White Mountains has the right to demand that we file up to three registration statements on Form S-1. These registration rights are subject to specified conditions and limitations, including limitations on the number of shares included in any such registration under specified circumstances. Upon such a request, we will be required to use reasonable best efforts to effect the registration within 60 days.

Shelf Registration Rights

Pursuant to the registration rights agreement, at the request of the Principal Holders, in November 2021 we filed a registration statement on Form S-3, covering the resale of the shares of Class A common stock held by such holders, including those deliverable in exchange for Class B-1 units of QL Holdings LLC.

Piggyback Registration Rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then White Mountains, Insignia, and the Senior Executives will be entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Expenses and Indemnification

We will pay all expenses relating to any demand, piggyback, or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers, and employees by us for any losses, claims, damages, or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law, or otherwise.

Termination of Registration Rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Stockholders’ Agreement

In connection with the IPO, we entered into a stockholders’ agreement with White Mountains, Insignia, and the Founders. The stockholders’ agreement, as further described below, contains provisions related to the composition of our board of directors, the committees of our board of directors, and our corporate governance. Under the stockholders’ agreement, White Mountains, Insignia and the Founders are entitled to nominate a majority of the members of our board of directors.

Director Designation and Voting Agreement

Under the stockholders’ agreement, White Mountains, Insignia, and the Founders are entitled to nominate a majority of the members of our board of directors. Specifically, for so long as each of White Mountains, Insignia, and the Founders (treating the Founders, collectively, as a single stockholder for this purpose) owns at least 12.5% of our issued and outstanding shares of common stock, such stockholder will be entitled to nominate two directors to serve on our Board of Directors. When such stockholder owns less than 12.5% but at least 5% of our issued and outstanding shares of common stock, such stockholder will be entitled to nominate one director. White Mountains, Insignia, and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees.

Approval Rights of White Mountains, Insignia, and the Founders

Under the stockholders’ agreement and subject to our amended and restated certificate of incorporation, our amended and restated bylaws, and applicable law, the actions listed below cannot be taken by us or any of our subsidiaries without the written consent of a -stockholders continue to own at least a majority of the issued and outstanding shares of common stock. The actions include:

•	change in control transactions;

•	acquiring or disposing of assets or entering into joint ventures with a value in excess of $20 million;

•	incurring indebtedness in an aggregate principal amount in excess of $20 million;

•	authorizing or issuing equity securities of MediaAlpha, Inc. or our subsidiaries other than pursuant to any approved equity incentive plans or arrangements or pursuant to the exchange agreement;

•	initiating any liquidation, dissolution, bankruptcy, or other insolvency proceeding involving us or any of our significant subsidiaries;

•	making any material change in the nature of the business conducted by us or our subsidiaries;

•	terminating the employment of our Chief Executive Officer or hiring a new Chief Executive Officer (provided that consent of the Founders shall not be required for the termination of any Founder);

•	engaging in certain transactions with affiliates (provided that the consent of the interested stockholder would not be required);

•	increasing or decreasing the size of the Board of Directors;

•	authorizing Intermediate Holdco, as managing member of QL Holdings LLC, to approve or take certain actions; and

•	electing to deliver cash consideration in connection with an exchange under the exchange agreement (provided that the consent of the interested stockholder would not be required).

Transfer Restrictions

Under the stockholders’ agreement, subject to certain exceptions, each of White Mountains, Insignia, and the Founders have agreed, from the expiration of the lock-up period under the lock-up agreements until the one-year anniversary of the completion of the IPO, to coordinate any sale of their respective shares of common stock, and to allow the other stockholders that are parties to such agreement to sell their shares in such transaction on a pro rata basis.

Other Provisions

The stockholders’ agreement provides that each of White Mountains, Insignia, and the Founders and their respective affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers, or vendors. In the event that White Mountains, Insignia, or the Founders or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they will have no duty to communicate or offer such corporate opportunity to us.

In addition, the stockholders’ agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with an equivalent number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreement immediately prior to the transaction.

Indemnification of Directors and Officers

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty, except as required by applicable law, as in effect from time to time.

We have entered into customary indemnification agreements with our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

There is no pending litigation or proceeding involving any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

Policies and Procedures for Transactions with Related Persons

We have a policy that all material transactions with a related party, as well as all material transactions in which there is an actual, or in some cases, perceived, conflict of interest, will be subject to prior review and approval by our Audit Committee and its independent members, who will determine whether such transactions or proposals are fair and reasonable to MediaAlpha, Inc. and its stockholders. In general, potential related-party transactions will be identified by our management and discussed with our Audit Committee at its meetings. Detailed proposals, including, where applicable, financial and legal analyses, alternatives and management recommendations, will be provided to our Audit Committee with respect to each issue under consideration, and decisions will be made by our Audit Committee with respect to the foregoing related-party transactions after opportunity for discussion and review of materials. When applicable, our Audit Committee will request further information and, from time to time, will request guidance or confirmation from internal or external counsel or auditors.

All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

If any stockholder wishes to propose a matter for consideration at our 2023 Annual Meeting, the proposal should be mailed by certified mail return receipt requested to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8 of the Exchange Act) for inclusion in our 2023 annual meeting proxy statement and form of proxy, a proposal must be received by our Secretary on or before the close of business on December 6, 2022. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included in the proxy statement and other aspects are covered by Rule 14a-8 and other laws and regulations, to which interested persons should refer.

In addition, our amended and restated by-laws require advance notice of stockholder proposals to be brought before a stockholders’ meeting (other than proposals under Rule 14a-8), including nominations of persons for election as directors. To be timely, notice to our Secretary must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2023 annual meeting, such a proposal must be received by the Company on or after January 19, 2023 but no later than February 18, 2023. However, if the date of the 2023 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the Annual Meeting, notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Rule 14a-4 promulgated under the Exchange Act governs our use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in our proxy statement. Such rule provides that if a proponent of a proposal fails to notify us with respect to such proposal at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. We anticipate that our next annual meeting of stockholders will be held in May 2023. If we do not receive any stockholder proposals for our 2022 annual meeting in accordance with the requirements of Rule 14a-4(c)(1) promulgated under the Exchange Act, we will be able to use our discretionary voting authority as outlined above. In addition, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal.

Attendance at the Virtual Meeting

We will be hosting the meeting via live webcast only. In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.proxydocs.com/MAX. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting login page.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017, or via phone at (213) 316-6256. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at MediaAlpha, Inc., 700 South Flower Street, Suite 640, Los Angeles, California 90017, or via phone at (213) 316-6256 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors

Jeffrey B. Coyne General Counsel and Secretary

Los Angeles, CA

April 5, 2022

APPENDIX A

Non-GAAP Financial Measure

This proxy statement contains information regarding the Company’s Adjusted EBITDA, which is a non-GAAP financial measure. We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, as well as equity-based compensation expense and certain other adjustments as listed in the table below. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.

Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

The following table reconciles Adjusted EBITDA with net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the year ended December 31, 2021:

(in thousands)	Year Ended December 31, 2021
Net (loss) income	$(8,475)
Equity-based compensation expense	45,713
Interest expense	7,830
Income tax (benefit)	(1,047)
Depreciation expense on property and equipment	369
Amortization of intangible assets	2,984
Transaction expenses(1)	4,128
Employee-related costs(2)	674
SOX implementation costs(3)	1,168
Settlement costs(4)	859
Changes in TRA related liability(5)	911
Reduction in Tax Indemnification Receivable(6)	1,360
Non-cash compensation(7)	880
Employee retention credits(8)	(1,303)
Settlement of federal and state income tax refunds(9)	2,116

Adjusted EBITDA	$58,167

(1)

Transaction expenses consist of $4.1 million of expenses incurred by us for the year ended December 31, 2021 for legal and accounting fees and other costs in connection with the Secondary Offering and other registration statements, and the refinancing of our 2020 Credit Facilities.

A-1

(2)

Employee-related costs include $0.6 million of expenses incurred by us for the year ended December 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.

(3)

SOX implementation costs consist of $1.2 million of expenses incurred by us for the year ended December 31, 2021 for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).

(4)	Settlement costs consist of $0.9 million of expenses incurred by us for the year ended December 31, 2021 to settle certain claims made by the Attorney General’s Office of the State of Washington.
(5)

Changes in TRA related liability consist of $0.9 million of expense for the year ended December 31, 2021 due to a change in the estimated future state tax benefits, and other changes in the estimate, resulting in reduction of the TRA liability created in connection with the Reorganization Transactions.

(6)

Reduction in Tax Indemnification Receivable consists of $1.4 million of expenses incurred by us for the year ended December 31, 2021, related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The reduction also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

(7)

Non-cash compensation consists of $0.9 million of expenses incurred by us for the year ended December 31, 2021 for payment of annual bonuses to certain of our executive officers in the form of grants of restricted stock units, rather than in cash.

(8)	Employee retention credits consist of $1.3 million of benefit for the year ended December 31, 2021 as a result of our receipt of employee retention credits under the provisions of the CARES Act.
(9)

Settlement of federal and state tax refunds consist of $2.1 million of expense incurred by us for the year ended December 31, 2021 related to reimbursement to White Mountains for federal and state tax refunds for the period prior to the Reorganization Transaction related to 2020 federal and state tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

A-2

P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
MediaAlpha, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of March 24, 2022
TIME: Thursday, May 19, 2022 10:00 AM, Pacific Time
PLACE: Annual Meeting to be held live via the Internet - please visit
www.proxydocs.com/MAX for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned hereby appoints Patrick Thompson and Jeffrey Coyne (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of MediaAlpha, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED
IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein.
In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE
P.O. BOX 8016, CARY, NC 27512-9903
INTERNET
Go To: www.proxypush.com/MAX
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-286-3108
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid
envelope provided
You must pre-register at www.proxydocs.com/MAX by
May 17, 2022 5:00 PM ET to attend the meeting online.

MediaAlpha, Inc.
2022 Annual Meeting of Stockholders
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2 AND 3
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE
HELD EVERY 3 YEARS.
PROPOSAL YOUR VOTE
BOARD OF
DIRECTORS
RECOMMENDS
1. To elect the three nominees for Class II director to serve until the 2025 annual meeting of stockholders and until their successors are duly elected and qualified.
FOR AGAINST ABSTAIN
1.01 David Lowe
#P2# #P2# #P2#
FOR
1.02 Jennifer Moyer
#P3# #P3# #P3#
FOR
1.03 Steven Yi
#P4# #P4# #P4#
FOR
FOR AGAINST ABSTAIN
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for MediaAlpha, Inc. and its subsidiaries for the fiscal year ending December 31, 2022.
#P5# #P5# #P5#
FOR
3. To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for fiscal 2021. #P6# #P6# #P6#
FOR
1YR 2YR 3YR ABSTAIN
4. To approve, on a non-binding advisory basis, the frequency with which to hold future advisory votes on the compensation of the Company’s named executive officers. #P7# #P7# #P7# #P7#
3 YEARS
You must pre-register at www.proxydocs.com/MAX by May 17, 2022 5:00 PM ET to attend the meeting online.
Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable)
Proposal_Page - VIFL
Date Signature (if held jointly) Date
Please make your marks like this: X